UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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MONGODB, INC.
(Name of Registrant as Specified In Its Charter)

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MongoDB, Inc.
1633 Broadway, 38th Floor
New York, New York 10019
Notice of Annual Meeting of Stockholders
To Be Held on June 28, 2022 at 10:00 a.m. Eastern Time
To the Stockholders of MongoDB, Inc.:
On behalf of our board of directors, it is our pleasure to invite you to attend the 2022 annual meeting of stockholders of MongoDB, Inc., a Delaware corporation.
The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/MDB2022, originating from New York, New York, on Tuesday, June 28, 2022 at 10:00 a.m. Eastern Time. We continue to embrace the latest technology to provide expanded access, improved communication and cost savings. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world. Additionally, in light of public health and travel concerns arising from the ongoing COVID-19 pandemic, hosting a virtual meeting helps ensure the health and safety of our stockholders and other meeting participants. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. The record date for the meeting is April 29, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
The meeting will be held for the following purposes:
1.To elect three Class II directors, Francisco D’Souza, Charles M. Hazard, Jr., and Tom Killalea, each to serve until our annual meeting of stockholders in 2025;
2.To approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023; and
4.To conduct any other business properly brought before the meeting or any adjournments or postponements thereof.
These items of business are more fully described in the proxy materials accompanying this notice.
On behalf of the board of directors and the management team, thank you for your investment and interest in MongoDB.

By Order of the Board of Directors

May 17, 2022	Andrew Stephens
General Counsel and Secretary

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, you are urged to vote and submit your proxy by following the procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other similar organization and you wish to vote during the meeting, you must follow the instructions from such organization.

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MongoDB, Inc.
1633 Broadway, 38th Floor
New York, New York 10019
Proxy Statement
For the 2022 Annual Meeting of Stockholders
To Be Held on June 28, 2022 at 10:00 a.m. Eastern Time
Our board of directors is soliciting your proxy to vote at the 2022 annual meeting of stockholders of MongoDB, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/MDB2022, originating from New York, New York, on Tuesday, June 28, 2022 at 10:00 a.m. Eastern Time, and any adjournment or postponement thereof. We believe that hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Additionally, in light of public health and travel concerns arising from the COVID-19 pandemic, hosting a virtual meeting helps ensure the health and safety of our stockholders and other meeting participants. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 (the “Annual Report”), to our stockholders primarily via the internet. On or about May 17, 2022, we intend to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the meeting and instructions on how to access our proxy materials on the internet, how to vote at the meeting and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our annual meeting.
Only stockholders of record at the close of business on April 29, 2022 will be entitled to vote at the meeting. On this record date, there were 68,061,063 shares of Class A common stock outstanding and entitled to vote (the “common stock”). Each holder of common stock will have the right to one vote per share of common stock. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any stockholder for any purpose germane to the meeting for ten days before the meeting at our address above. To the extent office access is impracticable due to the ongoing COVID-19 pandemic, please email us at ir@mongodb.com to make alternative arrangements. The stockholder list will also be available online during the meeting. For instructions on how to attend the virtual annual meeting, please see page 2 of this proxy statement.
In this proxy statement, we refer to MongoDB, Inc. as “MongoDB,” “we” or “us” and the board of directors of MongoDB as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2022, accompanies this proxy statement. You also may obtain a copy of the Annual Report without charge by writing to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary.

QUESTIONS AND ANSWERS

About these Proxy Materials and Voting
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2022 annual meeting of stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about May 17, 2022 to all stockholders of record entitled to vote at the annual meeting.
How do I attend, participate in and ask questions during the virtual annual meeting online?
We will be hosting the meeting via live webcast only. Any stockholder can attend the virtual annual meeting live online at www.virtualshareholdermeeting.com/MDB2022. The meeting will start at 10:00 a.m. Eastern Time on June 28, 2022. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to participate in the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other similar organization if you hold your shares of common stock in “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/MDB2022. We recommend that you log in a few minutes before 10:00 a.m. Eastern time on June 28, 2022 to ensure you are logged in when the meeting starts. The webcast will open 15 minutes before the start of the meeting.
Only stockholders of record as of the record date for the annual meeting and their proxy holders may submit questions or comments. You will be able to submit your question or comment during the meeting by logging in to www.virtualshareholdermeeting.com/MDB2022 using your control number and typing your question in the designated box in the annual meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•Only stockholders of record as of the record date for the meeting and their proxy holders may submit questions or comments.
•Questions and comments may be submitted electronically through the annual meeting portal during the meeting.
•Questions must be directed to Dev Ittycheria, MongoDB’s President and Chief Executive Officer.
•Include your name and affiliation, if any, when submitting a question or comment.
•Limit your remarks to one brief question or comment that is relevant to the meeting and/or our business.
•Questions may be grouped by topic by our management.
•Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.
•Be respectful of your fellow stockholders and meeting participants.

What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/MDB2022 or at www.proxyvote.com. Technical support will be available starting at 9:45 a.m. Eastern Time on June 28, 2022.
Who can vote at the meeting?
Only stockholders of record at the close of business on the record date, April 29, 2022, will be entitled to vote at the meeting. On this record date, there were 68,061,063 shares of Class A common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 29, 2022, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 29, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other similar organization regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. Since you are not the stockholder of record, you may vote your shares online during the meeting only by following the instructions from your broker, bank or other similar organization.
What am I voting on?
There are three matters scheduled for a vote:
•Proposal 1: Election of three Class II directors, each to serve until our annual meeting of stockholders in 2025;
•Proposal 2: Approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
•Proposal 3: Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023.
What if another matter is properly brought before the meeting?
Our board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote (a) online during the meeting, or (b) in advance of the meeting by proxy through the internet, over the telephone, or by using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote in advance of the meeting by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

•To vote online during the meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/MDB2022, starting at 10:00 a.m. Eastern Time on June 28, 2022. The webcast will open 15 minutes before the start of the meeting.
•To vote by the internet before the meeting, go to www.proxyvote.com. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on June 27, 2022 to be counted.
•To vote by telephone before the meeting, call 1-800-690-6903. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 27, 2022 to be counted.
•To vote by mail before the meeting, simply complete, sign and date the proxy card that you may request and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other similar organization, you should receive a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other similar organization.
Internet voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. Please be aware that you must bear any costs associated with your internet access.
Can I change my vote after submitting my proxy?
Yes. If you are a record holder of shares, you may revoke, subject to the voting deadlines above, your proxy using one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary.
•You may attend and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other similar organization, you should follow the instructions provided by such party.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote online during the meeting, or in advance of the meeting through the internet, by telephone or by completing your proxy card, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other similar organization how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 or 2 without your instructions. Your broker or nominee may only vote your shares on Proposal 3 (Ratification of Auditors) in the absence of your instruction.
Please instruct your bank, broker or other similar organization to ensure that your vote will be counted.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed under stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted in accordance with the recommendations of our board of directors as follows:
•FOR the election of each of the nominees for Class II director;
•FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and
•FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023.
If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
How many votes do I have?
Each holder of common stock will have the right to one vote per share of common stock. Cumulative voting is not permitted with respect to the election of directors.
How many votes are needed to approve each proposal?
•Proposal 1 - Election of Directors: Each director is elected by a plurality of the votes cast. The three nominees for Class II directors that receive the highest number of FOR votes will be elected.
•Proposal 2 - Advisory Vote on the Compensation of our Named Executive Officers: This proposal, commonly referred to as the “say-on-pay” vote, must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal. Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
•Proposal 3 - Ratification of Auditors: The ratification of the selection of our independent registered public accounting firm must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal.
How are broker non-votes and abstentions treated?
If your shares of voting common stock are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal 3, the broker may exercise its discretion to vote FOR or AGAINST that proposal in the absence of your instruction. With respect to Proposals 1 and 2, the broker may not exercise discretion to vote on those proposals. Such event would constitute a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. Please instruct your broker so your vote can be counted.
If stockholders abstain from voting, the applicable shares of voting common stock will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. With respect to Proposal 1, abstentions will have no effect in determining whether a nominee for director has received sufficient votes. With respect to Proposals 2 and 3, abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same effect as voting AGAINST the proposal.
Who counts the votes?
We have engaged Broadridge Financial Solutions (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the internet (either prior to or during the meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other organizations for the cost of forwarding proxy materials to beneficial owners. We engaged Alliance Advisors to assist us with our shareholder engagement process, and we may pay them an estimated fee of $25,000, plus reasonable out-of-pocket expenses if they assist us in soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal or nomination must be submitted in writing by January 17, 2023, to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary; provided that, if the date of next year’s meeting is earlier than May 29, 2023 or later than July 28, 2023, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s meeting. If you wish to nominate a director or submit a proposal that you do not desire to be included in next year’s proxy materials, you must do so between February 28, 2023 and March 30, 2023; provided that if the date of that annual meeting of stockholders is earlier than May 29, 2023 or later than July 28, 2023, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the aggregate voting power of the outstanding shares of common stock entitled to vote at the meeting are present at the meeting (by virtual attendance) or represented by proxy.
Instructions to “withhold” authority to vote in the election of directors, abstentions and broker non-votes will be counted as present for determining whether the quorum requirement has been met. If there is no quorum, the holders of a majority of the aggregate voting power of shares present at the meeting (by virtual attendance) or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?
We expect that preliminary voting results will be announced during the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders, unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors. Our board of directors is responsible for advancing the interests of the stockholders by providing advice and oversight of the strategic and operational direction of MongoDB, overseeing the governance of MongoDB and reviewing our business initiatives and budget matters. To do this effectively, we have established clear and specific Corporate Governance Guidelines for our board of directors that, along with committee charters and our Code of Business Conduct and Ethics, provide the framework for the governance of MongoDB.
Corporate Governance Highlights
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens Board and management accountability and leads to better business performance. To achieve these benefits, we maintain the following strong corporate governance practices:
•100% independent board committee members;
•seven out of nine current directors are independent under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq;
•separate Chairperson and Chief Executive Officer;
•board risk oversight;
•stock ownership guidelines for our executive officers and non-employee directors;
•claw back policy;
•annual board and committee evaluations;
•code of business conduct and ethics for Directors, Officers and Employees;
•insider trading policy containing hedging and pledging prohibitions;
•annual say-on-pay vote;
•no tax gross ups and limited executive perquisites; and
•during our fiscal year 2022, our board of directors attended greater than 75% of meetings of the board of directors and committees of which he or she was a member.
Director Independence
Our Class A common stock is listed on the Nasdaq Global Market (the “Nasdaq”). Under the listing requirements and rules of the Nasdaq, independent directors must comprise a majority of our board of directors.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our board of directors has determined that Mses. Agrawal and Cochran, and Messrs. Botha, D’Souza, Hazard, Killalea and McMahon do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq.
Our board has also determined that Mr. Ittycheria is not independent due to his position as an executive officer of MongoDB and Mr. Merriman is not independent due to his prior employment relationship with our company.
Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our common stock.

Board Leadership
According to our Corporate Governance Guidelines, it is expected that the roles of Chairperson and Chief Executive Officer are separate and will not be occupied by the same person. Mr. Killalea currently serves as Chairperson of our board of directors. The Chairperson of our board of directors has the following responsibilities:
•work with the President and Chief Executive Officer to develop and approve an appropriate meeting schedule for our board of directors;
•work with the President and Chief Executive Officer to develop and approve meeting agendas for our board of directors;
•provide the President and Chief Executive Officer feedback on the quality, quantity and timeliness of the information provided to our board of directors;
•develop the agenda and moderate executive sessions of the independent members of our board of directors;
•preside over meetings of our board of directors when the President and Chief Executive Officer is not present or when our board of directors’ or President and Chief Executive Officer’s performance is discussed;
•act as principal liaison between the independent members of our board of directors and the President and Chief Executive Officer;
•convene meetings of the independent directors as appropriate;
•be available for consultation and direct communication with stockholders as deemed appropriate; and
•perform other duties as our board of directors may determine from time to time.
Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board of directors and management to benefit from the extensive executive leadership and operational experience of Mr. Ittycheria. Non-employee directors and management sometimes have different perspectives and roles in strategy development. Our non-employee directors bring experience, oversight and expertise from outside of our company, while Mr. Ittycheria brings company-specific experience and expertise.
To further promote strong board leadership and corporate governance, we conduct annual self-evaluations of our board of directors and committees, which are overseen by our nominating and corporate governance committee. Our nominating and corporate governance committee also oversees a self-assessment of each individual director whose term of office ends in any given year prior to nominating such director for re-election.
Risk Oversight
Board of Directors Risk Oversight
Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
In connection with its reviews of the operations of our business, our board of directors addresses the primary risks associated with our business including, for example, strategic planning, liquidity risk, organizational risk and operational risk. In addition, our board of directors provides oversight of and monitors management’s response to emerging risks and their potential impact on our business. For example, in fiscal years 2021 and 2022, our board received regular updates from the management team on the ongoing COVID-19 pandemic and was involved in strategic decisions related to its potential impact on our business and risk mitigation strategies.

Committee Risk Oversight
Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial and security risk exposures and the steps our management has taken to monitor and mitigate these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. Our audit committee further oversees initiatives related to cybersecurity, including prevention of attacks and monitoring of our systems. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.

Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The compensation committee also oversees risks relating to the recruiting and retention of our executive officers and our broader compensation philosophy.

Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The nominating and corporate governance committee also assists the board of directors in monitoring our governance and board of directors succession risks.

At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as competition risks, legal risks, information security and privacy risks, and financial, tax and audit related risks.

Cybersecurity Risk Oversight

The board of directors and audit committee appreciate the rapidly evolving nature of threats presented by cybersecurity incidents and are committed to the prevention, timely detection and mitigation of the effects of such incidents on MongoDB. As part of its cybersecurity risk oversight role, the audit committee receives regular updates on cybersecurity threats to our business and mitigation processes. In addition, on a quarterly basis, certain members of our board of directors meet with our Chief Information and Security Officer and other senior executives to perform more in-depth reviews of relevant cybersecurity matters and report back to the audit committee regarding the matters reviewed.

Board Meeting Attendance

Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met 6 times during our last fiscal year, and each of our current directors attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. We encourage our directors and nominees for director to attend our annual meeting of stockholders. Seven of our directors attended our 2021 annual meeting of stockholders.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Copies of the charters of each committee are available in the “Corporate Governance” section of our investor relations website at investors.mongodb.com.

Committee Membership as of May 17, 2022

Name	Audit	Compensation	Nominating and Corporate Governance
Archana Agrawal		✓
Roelof Botha	✓
Hope Cochran
Francisco D’Souza			✓
Charles M. Hazard, Jr.	✓
Dev Ittycheria
Tom Killalea		✓	✓
John McMahon		✓
Dwight Merriman
Number of FY2022 Meetings	7	5	4

Chairperson
✓	Member
Audit Committee
Our audit committee consists of Ms. Cochran and Messrs. Botha and Hazard. The chair of our audit committee is Ms. Cochran. Our board of directors has determined that Ms. Cochran and Messrs. Botha and Hazard are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has determined that each of Ms. Cochran and Messrs. Botha and Hazard is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The audit committee meets at least quarterly and with greater frequency as necessary. The audit committee may also act by unanimous written consent in lieu of a formal meeting from time to time. The agenda for each meeting is usually developed by the chairperson of the audit committee, in consultation with management.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:
•helping our board of directors oversee our corporate accounting and financial reporting processes, systems of internal control and financial statement audits;
•managing the selection, engagement terms, fees, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•overseeing the organization and performance of our internal audit function;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee consists of Ms. Agrawal and Messrs. D’Souza, Killalea and McMahon. The chair of our compensation committee is Mr. D’Souza. Our board of directors has determined that Ms. Agrawal and Messrs. D’Souza, Killalea and McMahon are independent under Nasdaq listing standards, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m).
The primary purpose of the compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:
•reviewing and approving corporate performance goals and objectives for our Chief Executive Officer and other executive officers, taking into account the policies of the compensation committee;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on us;
•reviewing and discussing with management our compensation disclosures in the section titled “Compensation Discussion and Analysis” of this proxy statement;
•reviewing and approving or recommending that our board of directors approve, the compensatory arrangements of our executive officers and other senior management;
•reviewing and recommending to our board of directors the compensation of our directors;
•adopting, amending, terminating and administering incentive compensation and stock and equity incentive plans and other benefit programs; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate.
Compensation Committee Processes and Procedures
The compensation committee meets at least quarterly and with greater frequency as necessary. The compensation committee may also act by unanimous written consent in lieu of a formal meeting from time to time. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee may also meet in executive session on an ad hoc basis. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in compensation committee meetings. Our President and Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of MongoDB. In addition, under the charter, the compensation committee has the authority to obtain, at the expense of MongoDB, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and the Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
Historically, the compensation committee has determined most bonus awards and established performance metrics at one or more meetings held during the first quarter of the year and has made adjustments to annual equity and non-equity compensation periodically, as events warrant. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of MongoDB’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, periodically throughout the year.
Compensation Committee Interlocks and Insider Participation
None of Ms. Agrawal or Messrs. D’Souza, Killalea or McMahon, the members of the compensation committee, is currently one of our officers or employees or has at any time been one of our officers or employees or has had any relationship requiring disclosure under Item 404 of Regulations S-K. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. D’Souza, Hazard and Killalea. The chair of our nominating and corporate governance committee is Mr. Hazard. Each member of the nominating and corporate governance committee is independent, is a non-employee director and is free from any relationship that would interfere with the exercise of his independent judgment, as determined by the board of directors in accordance with the applicable Nasdaq listing standards. The nominating and corporate governance committee meets at least quarterly and with greater frequency as necessary. The nominating and corporate governance committee may also act by unanimous written consent in lieu of a formal meeting from time to time. The agenda for each meeting is usually developed by the chairperson of the nominating and corporate governance committee, in consultation with management.
Specific responsibilities of our nominating and corporate governance committee include:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;
•reviewing the performance of our board of directors, including committees of the board of directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•instituting plans or programs for the continuing education of directors and orientation of new directors; and
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics and the ability to read and understand basic financial statements. Our nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of MongoDB’s stockholders. These minimum qualifications may be modified from time to time. The committee typically considers potential conflicts of interest, director independence, diversity, age, skills and such other factors as it deems appropriate, given the current needs of our board of directors and the company, to maintain a balance of knowledge, experience and capability.
In considering potential director nominations, the committee takes into account the current composition of our board of directors, the operating requirements of the company and the long-term interests of stockholders. In the case of incumbent directors whose terms of office are set to expire, our nominating and corporate governance committee will review directors’ prior service to MongoDB, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
The nominating and corporate governance committee may use any methods it deems appropriate for identifying candidates for board membership, including recommendations from current board members, outside search firms and stockholders. Where outside search firms are utilized, they assist the committee in both identifying and evaluating potential nominees.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders.
Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of MongoDB’s common stock, a description of the proposed candidate’s business experience for at least the last five years, and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director at next year’s meeting pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals and director nominations due for next year’s annual meeting?” above. You should refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
Board Diversity Matrix
The table below summarizes certain self-identified characteristics of our board of directors as of May 17, 2022, in accordance with Nasdaq listing rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the rule and related instructions.

Board Diversity Matrix (as of May 17, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	1

Transactions With Related Persons
The following is a summary of transactions, since the beginning of our last fiscal year, to which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than five percent (5%) of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Investor Rights Agreement
We are a party to an investor rights agreement with certain holders of our common stock, including Dwight Merriman (a member of our board of directors), that provided or provides such holders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing subject to certain limitations.
Employment Arrangements and Equity Grants
We have entered into offer letters or employment agreements with our executive officers. For more information regarding these arrangements, see the section titled “Employment, Severance and Change in Control Agreements.”
We have granted equity awards to our executive officers and members of our board of directors. For a description of these equity awards, see the sections titled “Executive Compensation” and “Board of Directors and Corporate Governance - Director Compensation”.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board of directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
Related Person Transaction Policy
We have adopted a policy that our executive officers, directors, holders of more than five percent (5%) of our common stock, any member of the immediate family and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-person transaction with us without the consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction, arrangement, relationship or series of similar transactions, arrangements or relationships, in which the aggregate amount involved exceeds or is expected to exceed $120,000 and any related person had, has or will have a direct or indirect material interest must be presented to our audit committee for review, consideration and approval or ratification. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, (a) the risks, costs and benefits to MongoDB, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We plan to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website. Our board of directors has also adopted Corporate Governance Guidelines that establish the corporate governance policies pursuant to which our board of directors conducts its oversight of the business of MongoDB in accordance with its fiduciary responsibilities. Our Code of Business

Conduct and Ethics, applicable amendments thereto and waivers thereof, and our Corporate Governance Guidelines are available in the “Corporate Governance” section of our investor relations website at investors.mongodb.com.
Communications with our Board of Directors
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary. The communication should indicate that it contains a stockholder or interested party communication. All such communications, if appropriate, will be forwarded to the director or directors to whom the communications are addressed. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about MongoDB.
Human Capital Management
We believe that our employees and the culture we have established are critically important to our success. In order to continue to compete and succeed in our highly competitive and rapidly evolving market, it is crucial that we continue to attract, retain and motivate qualified employees. To support these objectives, we strive to maintain our company culture, offer competitive compensation and benefits, support the health and well-being of our employees, foster an inclusive, diverse and engaged workforce and develop talent.
As of January 31, 2022, we had a total of 3,544 employees, including 1,640 employees located outside the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good. See also “─ESG Highlights,” below for additional information related to human capital management.

Our Culture

We believe our culture is critical to our success and has delivered tangible financial and operational benefits for our customers, our employees and our stockholders. Our values guide our business, our product development, our practices and our brand. They are what we look for in every employee. As our company continues to evolve and grow, these six values remain constant and relevant and we have recently updated the language to ensure they stay relevant as we continue to evolve:
•Think Big, Go Far. We are big dreamers with a passion for creativity. We eagerly pursue new opportunities and markets through innovation and disruption. We have a pioneering spirit—always ready to forge new paths and take smart risks.
•Make It Matter. We are relentless in our pursuit of meaningful impact. We think strategically and are clear on what we are and are not trying to do. We accomplish an amazing amount of important work and we are obsessed with delivering on our commitments.
•Embrace the Power of Differences. We commit to creating a culture of belonging, where people of different origins, backgrounds and experiences feel valued and heard. This is cultivated by learning from and respecting each other’s similarities and differences. We approach conversations with positive intent and believe that others value the perspective we bring to the table. We recognize that a diverse workforce is the best way to broaden our perspectives, foster innovation and enable a sustainable competitive advantage.
•Build Together. We achieve amazing things by connecting and leveraging the diversity of perspectives, skills, experiences and backgrounds of our entire organization. We place the interests of the company over any individual or team. We discuss things thoroughly, but prioritize commitment over consensus.
•Be Intellectually Honest. We embrace reality. We apply high-quality thinking and rigor and operate with transparency. We have courage in our convictions but work hard to ensure biases or personal beliefs do not get in the way of finding the best solution.
•Own What You Do. We take ownership and are accountable for everything that we do. We empower and we are empowered to make things happen and balance independence with interdependence. We demand excellence from ourselves. We each play our own part in making MongoDB a great place to work.

Compensation and Benefits
We provide competitive compensation and benefits for our employees globally. Our compensation package may include base salary, commission or semi-annual bonuses and long-term equity awards. Broad-based equity compensation is an important tool for us to attract and retain talent. We generally grant full-time employees equity at the time of hire and annually thereafter, and we provide employees the opportunity to participate in an employee stock purchase plan, in order to foster a strong sense of ownership and align our employees’ interests with our long-term success.
In addition to cash and equity compensation, we also offer employees a wide array of benefits designed to be aligned with local reward practices and competitive with those offered by companies that we compete with for talent. In the United States, these include health (medical, dental and vision) insurance, paid time off, retirement benefits and additional resources to support employees' overall well-being. We also have a global parental leave program pursuant to which we provide 20 weeks of paid parental leave for new parents. While the philosophy around our benefits is the same worldwide, specific benefits may vary in other countries due to local regulations and preferences. Our three-year average annual burn rate from fiscal year 2020 through fiscal year 2022 has been 3.3%, which ranks between the median (2.8%) and 75th percentile (3.6%) of peer group practice, based on the November 2021 analysis of our compensation consultant Frederic W. Cook & Co., Inc. (“FW Cook”), and well below the evergreen share replenishment factor of 5.0% of common shares outstanding. We determine our “burn rate” by dividing equity awards granted during the fiscal year by the number of shares outstanding.

Health, Safety and Well-Being
We believe the health, safety and well-being of our employees is vital to our success. We have prioritized employee safety during the ongoing COVID-19 pandemic by ensuring all employees are properly enabled to work remotely and providing clarity on office closures and evolving guidelines. In addition, in response to the ongoing COVID-19 pandemic, we introduced caregiving leaves and promoted new and existing resources related to mental health. We also implemented a number of additional measures to support our employees, such as additional company-wide days off and wellness checks throughout the pandemic. As we look to reopen offices in many parts of the world, we are adopting a flexible and hybrid approach to working, to meet employee needs and the needs of the business. We continue to focus on mental well-being to help employees cope with the demands of a high growth company.
Diversity & Inclusion
We are committed to building a diverse workforce and a culture that reflects our value of embracing the power of differences to drive better business outcomes.
We have expanded our efforts to recruit a more diverse workforce by embedding the capability to recruit diverse talent within our entire recruiting organization and investing in diversity sourcing teams, diverse recruitment marketing campaigns and external partnerships. We are investing in the development of diverse high potential talent within MongoDB, and we are providing platforms for employees to have intellectually honest discussions about causes that matter to them. As part of our commitment to gender diversity, we have also pledged our commitment to the Corporate ParityPledge. See also “─ESG Highlights─Human Capital,” below.

Engagement
We conduct anonymous engagement surveys regularly to help us understand the employee experience, identify areas of strength and development opportunities among teams, measure the effectiveness of our people and culture initiatives and understand employee’s sentiments on management. These surveys are managed by a third-party vendor to encourage candor. The results are reviewed by senior management, who analyze areas of progress or deterioration and work with their teams to determine actionable steps based on survey results.
Talent & Leadership Development
Attracting, retaining and developing top talent remains a high priority for us as we continue to grow and scale. We continue to enhance our approach to performance and talent management through semi-annual reflection cycles, talent reviews and succession planning. We are increasing our focus on leadership development by establishing clear leadership principles and investing in building manager capability to lead through change and stress and to build culture within teams.

Our capability building and learning programs are offered both live and online, run centrally or through the business units and span both technical skills and soft skills.
ESG Highlights
Sustainability Framework
We believe that corporate governance and responsibility help advance the long-term interests of our company and stockholders. As a part of its primary duty to oversee corporate strategy, our Board of Directors also oversees how environmental and social issues may impact the long-term interests of stockholders and stakeholders. We champion the idea that corporate responsibility is part of every employee’s job, as we believe that achieving operational excellence is intrinsically tied to how responsibly we run our business.
Our ESG strategy and reporting is informed by analysis of:
•our current stockholder base, as well as prospective investors, to identify key sustainability issues emphasized by our stockholders;
•internal feedback from employees to help determine which sustainability topics have the greatest impact on our business;
•our research to identify sustainability policies, principles and practices of our peer companies and the best disclosure practices related to each; and
•analysis of the key factors evaluated by the most influential ratings agencies issuing ESG scores.
We believe that the sustainability issues identified in the enterprise-wide risk management assessment conducted by our Board are critical to our long-term success.
Human Capital
Employee Engagement

At MongoDB, we are focused on:

Motivation and Retention: We provide competitive compensation and benefits for our employees globally to foster a strong sense of ownership. Broad-based equity compensation is an important tool for us to attract and retain talent. In addition, we believe that periodic equity grants and access to the employee stock purchase plan serve to align employees’ interests with our long-term success.

Continuous Growth: We believe that employee growth is essential for retaining talent, and we offer a number of resources and programs to support that commitment. We facilitate semi-annual employee self-reflection sessions where employees discuss their development with managers. We are increasing our focus on leadership development by establishing clear leadership principles and investing in building manager capability to lead through change and stress and to build culture within teams. We also provide and promote educational opportunities in three distinct forms:
•Formal training that includes on-demand, self-guided courses as well as organized training sessions. In addition, we organize “Learnathons,” which are company-wide workshops covering a variety of topics. In our fiscal year ended January 31, 2022, we organized 44 sessions and workshops with over 1,000 attendees.
•Social learning that involves internalizing and reflecting on one’s learnings as well as sharing and comparing experiences with peers.
•On-the-job learning, which occurs through practicing new skills, solving problems, working through challenges, all with the support and feedback from one’s manager. We support on-the-job learning through a “Performance and Growth” feedback program, a bi-annual opportunity for structured feedback and goal-setting conversations between an employee and a manager. All full-time employees participate in the program.

Prioritizing Wellness: We want employees to be fulfilled personally as well as professionally and, accordingly, we provide benefits that promote health and support strong performance. Our benefits are structured for a holistic experience and are chosen according to our four pillars of well-being:
•Physical well-being. We offer our employees access to highly comprehensive and competitive medical coverage in local markets, often covering the employee and dependent premiums. Our plans often include dental, optical, maternity, hospitalization and outpatient care, among other coverages. In an effort to promote healthy lifestyles, we also offer employees access to highly subsidized or discounted monthly gym and exercise class memberships.
•Financial well-being. We believe that financial security is an enabler of creativity and productivity, which is why we offer retirement saving options for our employees, as well as benefits such as life insurance, disability insurance, critical illness and accident coverage.
•Emotional well-being. Our employees and their families have 24-hour access to our Employee Assistance Program (“EAP”). Our EAP offers confidential guidance on matters such as family support, mental health and legal assistance. In addition, all employees receive a complimentary subscription to a meditation app, which provides hundreds of themed meditation sessions on everything from sleep to focus to reducing stress.
•Family well-being. We provide global fertility benefits to our employees and their partners, including fertility care, adoption and surrogacy assistance. We feel strongly that parents should be able to share the responsibilities of caregiving and our parental leave policy gives all new parents at least 20 weeks of paid leave.
Diversity and Inclusion

Our commitment to diversity and inclusion is unwavering. We are focused on creating an environment where all employees feel like they belong and can equitably advance and thrive. We believe this approach is in the interest of all our stakeholders.

Recruitment and Advancement

We have expanded our efforts to recruit a more diverse workforce by investing in diversity sourcing teams, adjusting our recruitment marketing campaigns and building key external partnerships. As signatories to the Corporate ParityPledge, we have committed to interview at least one qualified female candidate for every open role at the vice president level and above as well as for every additional directorship on our Board of Directors. Additionally, we have partnered with Advancing Women in Tech to create a mentorship program focused on accelerating the growth of women and non-binary directors.

Pay Equity

We benchmark and set pay ranges based on market data and consider factors such as an employee’s role and experience, job location and performance. In addition, to reduce the risk of bias and help ensure consistent pay practices, we use a third-party tool to conduct annual pay parity checks.

Building Community

Our employees have organically created affinity groups, such as The Underrepresented People of Color (TUPOC) Network, Underrepresented Genders in Tech, Queeries and MDBWomen to offer support, mentoring and networking opportunities, and help foster a welcoming and diverse workplace. Our affinity groups play an important role in our overall company culture by helping us raise awareness of issues unique to their members’ experiences.

Environmental Initiatives

We believe it is our duty to play a role in conserving natural resources and practicing good environmental stewardship. As a software company, our impact on the environment and climate change may be smaller than that of a manufacturing business. We believe, however, that environmentally responsible operating practices will serve to benefit stockholders, partners, customers and employees alike. We strive to incorporate sustainability into our business wherever possible, from product development to office selection. We continue to look for and adopt new ways in which we can positively address sustainability challenges.

Leading our efforts is the MongoDB “Green Team,” which consists of 330 employees committed to driving sustainable and environmentally responsible behaviors within our company and relentlessly pursuing the goal of reducing our impact on the environment. The Green Team works to educate employees on sustainable lifestyle practices and evaluates actions we can take as a company, locally and globally.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our board of directors is divided into three classes. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of the election until the third annual meeting following the election. Any directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of MongoDB.
Our board of directors currently consists of nine members divided into the three classes as follows:
•Class II directors: Francisco D’Souza, Charles M. Hazard, Jr. and Tom Killalea, whose terms will expire at the upcoming annual meeting of stockholders;
•Class III directors: Archana Agrawal, Hope Cochran and Dwight Merriman, whose terms will expire at the annual meeting of stockholders to be held in 2023; and
•Class I directors: Roelof Botha, Dev Ittycheria and John McMahon, whose terms will expire at the annual meeting of stockholders to be held in 2024.
Our board of directors has nominated Messrs. D'Souza, Hazard and Killalea, each of whom is currently a director of MongoDB, for re-election to serve as Class II directors. Messrs. Hazard and Killalea were elected to our board of directors by our stockholders prior to our initial public offering. Mr. D’Souza was identified as a director candidate based on an external search performed by an outside firm, and appointed to our board of directors effective November 20, 2019, pursuant to the recommendation of our nominating and corporate governance committee.
Each of Messrs. D'Souza, Hazard and Killalea, has agreed to stand for reelection at the meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2025 and until his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.
Vote Required
Directors are elected by a plurality of the votes of the holders of shares of common stock present at the meeting (by virtual attendance) or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the board of directors may designate a substitute nominee. If the board designates a substitute nominee, shares that would have been voted for that nominee will instead be voted for the election of the substitute nominee designated by the board.
Nominees
Our nominating and corporate governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of the board of directors. In addition, the committee and the full board of directors feel that candidates representing varied age, gender, cultural and ethnic backgrounds add to the overall diversity and viewpoints of the board of directors and that the current board of directors embodies the breadth of backgrounds and experience necessary for a balanced and effective board.

Our board of directors recommends a vote FOR each Class II director nominee named above.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

The following table sets forth, for the current nominees and our other directors who will continue in office after the meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held With MongoDB
Class II directors whose terms expire at the 2022 Annual Meeting of Stockholders
Francisco D'Souza(1)(2)(3)	53	Director
Charles M. Hazard, Jr.(3)(4)(5)	54	Director
Tom Killalea(1)(3)	54	Chairperson of the Board
Class III directors whose terms expire at the 2023 Annual Meeting of Stockholders
Archana Agrawal(1)	44	Director
Hope Cochran(5)(6)	50	Director
Dwight Merriman	53	Co-Founder and Director
Class I directors, nominees for election at the 2024 Annual Meeting of Stockholders
Roelof Botha(5)	48	Director
Dev Ittycheria	55	President, Chief Executive Officer and Director
John McMahon(1)	66	Director
(1)    Compensation Committee Member
(2)    Compensation Committee Chairperson
(3)    Nominating and Corporate Governance Committee Member
(4)    Nominating and Corporate Governance Committee Chairperson
(5)    Audit Committee Member
(6)    Audit Committee Chairperson

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Election at the 2022 Annual Meeting of Stockholders
Francisco D’Souza has served as a member of our board of directors since November 2019. Mr. D'Souza is Managing Partner and Co-Founder of Recognize Partners, a position he has held since November 2019. He co-founded Cognizant Technology Solutions (“Cognizant”) in 1994 and served as its Chief Executive Officer from January 2007 to March 2019, where he oversaw a period of sustained growth and transformation that included: 10x increase in revenue from $1.4 billion in 2006 to $16.1 billion in 2018, a 7x increase in headcount from 39,000 in 2006 to 282,000 in 2018 and Cognizant’s inclusion in the Fortune 200. Mr. D’Souza also served on the board of directors of Cognizant from January 2007 to March 2020 and as its Vice Chairman from June 2018 to March 2020. Mr. D’Souza serves on the board of directors of General Electric Company, a public multinational conglomerate corporation, and on the tech-focused international advisory board of Banco Santander. He holds a B.B.A from the University of Macau and an M.B.A. from Carnegie Mellon University. We believe that Mr. D’Souza is qualified to serve on our board of directors based on his various executive leadership roles and technology industry expertise.
Charles M. Hazard, Jr. has served as a member of our board of directors since October 2009. Mr. Hazard is a co-founder and has served as a General Partner of Flybridge Capital Partners, a venture capital firm, since May 2002. He currently represents Flybridge Capital Partners on the boards of directors of a number of privately-held companies. Prior to co-founding Flybridge, Mr. Hazard served as a General Partner at Greylock Partners. Prior to that, he was with Company Assistance Limited, an investment and consulting firm, and Bain and Company, an international management-consulting firm. Mr. Hazard received his B.A. in Economics and Political Science from Stanford University and his M.B.A. from Harvard Business School. We believe that Mr. Hazard is qualified to serve on our board of directors because of his significant knowledge of and history with our company, his knowledge of the industry in which we operate and his extensive investment and board of directors’ experience.
Tom Killalea has served as a member of our board of directors since December 2015 and as the chairperson of the board of directors since July 2019. He has been an advisor to technology-driven companies since November 2014. He was owner and President of Aoinle, LLC, a consulting firm, from 2014 to 2021. Formerly at Amazon for 16 years, Mr. Killalea was Amazon’s first Chief Information Security Officer, led the infrastructure and distributed systems team, and led the Kindle Content Ecosystem. Mr. Killalea currently serves on the board of directors of Akamai Technologies, Inc., a public technology company that provides cloud services for delivering content and business applications over the internet, Satellogic, a public company that provides high-resolution satellite imagery to governments and commercial customers worldwide, and Capital One Financial Corp., a public bank holding company. Previously, he was a Director of Carbon Black, Inc., from April 2017 until its acquisition by VMware, Inc. in October 2019, and Xoom Corporation, from March 2015 until its acquisition by PayPal, Inc. in November 2015. He serves on the editorial board of ACM Queue (Association for Computing Machinery). He holds a B.Ed. in Education from the National University of Ireland, and a B.S. in Computer Science from Trinity College in Dublin. We believe that Mr. Killalea is qualified to serve on our board of directors based on his deep expertise in product development, digital innovation, customer experience and security.
Director Continuing in Office Until the 2023 Annual Meeting of Stockholders
Archana Agrawal has served as a member of our board of directors since August 2019. Ms. Agrawal is currently the Chief Marketing Officer of Formagrid, Inc. d/b/a Airtable, a cloud collaboration company, and has served in this capacity since March 2020. She joined the board of Zendesk, Inc., a public software development company in July 2020. Previously, Ms. Agrawal was at Atlassian, a software business, from December 2013 to March 2020, in various roles, including Head of Enterprise and Cloud Marketing. Prior to that, Ms. Agrawal was at Ladders, Inc. from 2007 until 2013, where she led corporate-wide analytics. She began her career at the IBM Almaden Research Center. Ms. Agrawal has a combined nineteen years of experience in the software industry. She holds an M.B.A. from Harvard Business School and received her M.S. in computer science from the University of Illinois at Urbana-Champaign. We believe that Ms. Agrawal is qualified to serve on our board of directors based on her leadership experience and understanding of the software industry.
Hope Cochran has served as a member of our board of directors since December 2016. Ms. Cochran is currently a Managing Director at Madrona Venture Group, where she has served as a venture partner since January 2017. From September 2013 to June 2016, Ms. Cochran served as the Chief Financial Officer of the public gaming company King Digital Entertainment plc, which was acquired by Activision Blizzard, Inc. in February 2016. Prior to King Digital, she served as the Chief Financial Officer of Clearwire Corporation, a telecommunications operator, from February 2011 until its acquisition by Sprint, Inc. in July 2013. Previously, she has held several roles in the software industry, including at PeopleSoft, Inc., Evant Inc. and SkillsVillage Inc., a contract resources software company that she founded. Ms. Cochran has served on the board of directors of Hasbro, Inc., a public toy and entertainment company, since June 2016, and is chairperson of Hasbro’s audit committee and a member of its finance committee. She has also served on the board of directors of New Relic, Inc., a public software analytics company, since May 2018, and is the lead independent director and a member of the audit committee. Ms. Cochran received her B.A. in Economics and Music from Stanford University. We believe that Ms. Cochran is qualified to serve on our board of directors based on her financial and operating background in the technology sector and her experience serving on the board of directors of public companies.
Dwight Merriman, one of our co-founders, has served as a member of our board of directors since July 2020. Prior to joining our board, he was previously employed as an advisor to MongoDB. In 1995, he co-founded DoubleClick and served as its Chief Technology Officer for ten years. He is also a co-founder of Business Insider and Gilt Groupe. Mr. Merriman received his B.S. in Systems Analysis and Computer Science from Miami University. We believe that Mr. Merriman is qualified to serve on our board of directors based on his intimate knowledge of our business and his deep experience in our industry.
Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Roelof Botha has served as a member of our board of directors since December 2013. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Partner and a Managing Member of Sequoia Capital Operations, LLC since 2007. From March 2000 to January 2003, Mr. Botha served in various positions at PayPal, Inc., a public online payments company, including as Chief Financial Officer. Mr. Botha has served on the board of directors of 23andMe, a public personal genetics company, since 2017 and is a member of its audit committee;

on the board of Eventbrite, a public global platform for live experiences, since 2009, and is a member of its compensation committee; on the board of directors of Natera, Inc., a public genetic testing company, since 2007, and is a member of its nominating and governance committee; on the board of directors of Block, Inc., a public provider of payments, financial and marketing services, since 2011, and is a member of its audit and risk committee and of its compensation committee; on the board of directors of Unity Software, Inc., a public video game software development company, since 2009, and is a member of its audit committee; and on the board of directors of Bird Global, Inc., a public electric vehicle ride-sharing company, since 2018, and is a member of its audit committee and of its nominating and governance committee. He also currently serves on the board of directors of a number of privately-held companies. Mr. Botha previously served on the board of directors of Xoom Corporation, a payment processing company, from May 2005 until its acquisition by PayPal, Inc. in November 2015. Mr. Botha received his B.S. in Actuarial Science, Economics and Statistics from the University of Cape Town and his M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Botha is qualified to serve on our board of directors due to his knowledge of the technology industry and his experience serving on the boards of directors of public companies.
Dev Ittycheria has served as our President and Chief Executive Officer and as a member of our board of directors since September 2014. Prior to joining us, Mr. Ittycheria served as a Managing Director at OpenView Venture Partners, a venture capital firm, from October 2013 to September 2014. From February 2012 to June 2013, Mr. Ittycheria served as Venture Partner at Greylock Partners, a venture capital firm. From April 2008 to February 2010, Mr. Ittycheria served as President-Enterprise Management at BMC Software, Inc., a computer software company, which he joined in connection with its acquisition of BladeLogic, Inc., a computer software company that Mr. Ittycheria co-founded and for which he served as Chief Executive Officer. Mr. Ittycheria currently serves as lead independent director of the board of directors of Datadog, Inc., a public software company. Mr. Ittycheria also currently serves on the board of directors of DataRobot, a private software company. Mr. Ittycheria previously served on the boards of directors of Bazaarvoice, Inc., a public software company (January 2010 to August 2014); Athenahealth, Inc., a public cloud-based services company (June 2010 to February 2019); AppDynamics, Inc., a private software company (March 2011 until its acquisition by Cisco Systems, Inc. in March 2017); and Altimeter Growth Corporation, a blank-check company formed by an affiliate of technology focused investment firm Altimeter Capital Management, LP (October 2020 to December 2021). Mr. Ittycheria received his B.S. in Electrical Engineering from Rutgers University. We believe that Mr. Ittycheria is qualified to serve on our board of directors because of his experience building and leading high growth businesses, his prior and current service on the boards of multiple public companies and his expertise and insight into corporate matters as our President and Chief Executive Officer.
John McMahon has served as a member of our board of directors since October 2016. Mr. McMahon has also served on the board of Snowflake Computing, Inc., a public software company, since September 2013. From April 2008 to September 2011, Mr. McMahon served as Senior Vice President, Worldwide Sales and Services at BMC Software, Inc. He joined BMC Software, Inc. in connection with its acquisition of BladeLogic, Inc., where he served as Chief Operating Officer. Prior to BladeLogic, Inc., Mr. McMahon served as CEO of High Roads from June 2002 to July 2005. Prior to High Roads, Mr. McMahon was VP of Worldwide Sales at Ariba from April 2000 to January 2002, and as VP-Worldwide Sales from October 1998 to April 2000 at GeoTel Communications, LLC through its acquisition by Cisco Systems, Inc. Prior to GeoTel, Mr. McMahon served as Executive Vice President of Worldwide Sales at Parametric Technology Corporation from 1989 to 1998. Currently, Mr. McMahon serves on the board of directors of several enterprise software private companies, including Sigma Computing, Lacework and Observe. In the past, Mr. McMahon has served on the board of directors of Cybereason, Sprinklr Inc. and Sumo Logic, Inc. and as an executive consultant for AppDynamics, Inc., Drift, Glassdoor, Inc. and HubSpot, Inc. Mr. McMahon received his B.S.E.E. in Electrical Engineering from New Jersey Institute of Technology. We believe that Mr. McMahon is qualified to serve on our board of directors due to his deep software sales experience.

DIRECTOR COMPENSATION

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. We feel that it is appropriate to provide cash compensation to our non-employee directors to compensate them for their time and effort and to provide equity compensation to our non-employee directors to align their long-term interests with those of MongoDB and our stockholders. We review our director compensation program annually with input from our compensation consultants.
Cash Compensation
Pursuant to our non-employee director compensation program, our non-employee directors receive annual cash retainers for their service on our board of directors and its committees. These cash retainers may be paid in cash or in fully vested shares of our common stock at the election of the director.
Currently, our non-employee directors are eligible to receive the following cash fees for service on our board of directors and its committees, as follows:

Compensation Element		Annual Cash Retainer ($)(1)
Annual Retainer		30,000
Non-Executive Chairperson Retainer		20,000
Committee Chair Retainer	Audit	25,000
	Compensation	15,000
	Nominating and Corporate Governance	10,000
Non-Chair Committee Retainer	Audit	10,000
	Compensation	7,500
	Nominating and Corporate Governance	4,000
(1)    If the relevant director elects to be paid in fully vested shares of our common stock, the number of shares granted to each such director will be based on the volume-weighted average trading price (“VWAP”) of our common stock on the Nasdaq for the 60 trading days immediately prior to the grant date.
The above fees became effective at our 2021 annual meeting of stockholders following consultation with our independent compensation consultant FW Cook. Please see the section below titled “Changes in Director Compensation.”
We also reimburse our non-employee directors for any reasonable expenses incurred in connection with attending our board of directors and committee meetings.
Equity Compensation
Pursuant to our non-employee director compensation program, our non-employee directors are eligible to receive restricted stock unit (“RSU”) awards for their service on our board of directors as follows:
•Initial Equity Grant. Each newly elected non-employee director is eligible to receive an RSU award (the “Initial Grant”). Currently, newly elected non-employee directors are eligible to receive a number of shares equal in value to $390,000. This value was increased from $360,000, effective at our 2021 annual meeting of stockholders, following our board of directors’ approval and pursuant to the recommendation of our compensation committee and in consultation with FW Cook. The number of shares underlying the RSU award granted to each director is based on the VWAP of our common stock on the Nasdaq for the 60 trading days immediately prior to the grant date. The shares underlying the Initial Grant vest in a series of three equal annual installments on each anniversary of the grant date, subject to the director’s continued service through each vesting date.
•Annual Equity Grant. On the date of our annual meeting of stockholders, each incumbent, non-employee director is eligible to receive an RSU award (the “Annual Grant”). Currently, incumbent non-employee directors are eligible to receive a number of shares equal in value to $195,000. This value was increased from $180,000, effective at our 2021 annual meeting of stockholders, following our board of directors’ approval and pursuant to the recommendation of our compensation committee and in consultation with FW Cook. The number of shares underlying the RSU award granted to each director on such date is based on the VWAP of our common stock on the Nasdaq for the 60 trading days immediately prior to the grant date. The shares underlying each Annual Grant vest on the earlier of (a) the first anniversary of the grant date and (b) our next annual meeting of stockholders, subject to the director’s continued service through such date. Newly elected directors will not be granted an Annual Grant during their first year of service.
In the event of the termination of a director’s service on our board of directors in connection with a change in control (as defined in our 2016 Equity Incentive Plan (the “2016 Plan”)), any unvested shares underlying the Initial Grant and/or the Annual Grant, as applicable, will fully vest and become exercisable as of the effective date of such termination.
The following table provides information regarding the total compensation of our non-employee directors for the fiscal year ended January 31, 2022. Mr. Ittycheria serves as our Chief Executive Officer in addition to serving as a director and does not receive any additional compensation for his service as a director, and, accordingly, he is not included in the table.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Archana Agrawal	37,500	241,354(2)	278,854
Roelof Botha	40,000	241,354(2)	281,354
Hope Cochran	55,779	241,354(2)	297,133
Francisco D’Souza	49,000	241,354(2)	290,354
Charles M. Hazard, Jr.	50,000	241,354(2)	291,354
Tom Killalea	61,500	241,354(2)	302,854
John McMahon	36,721	241,354(2)	278,075
Dwight Merriman(5)	30,000	241,354(2)	271,354
(1)    The amounts in this column reflect the annual cash fees to which each non-employee director is entitled under our non-employee director compensation program for the fiscal year ended January 31, 2022. Our board of directors has determined that each of our non-employee directors has the option to have such cash fees be paid in the form of cash or in fully vested shares of our common stock. For the fiscal year ended January 31, 2022, several director elected to be paid in shares, the number of shares of common stock granted to such director is based on the VWAP of our common stock on the Nasdaq for the 60 trading days immediately prior to the grant date. The fees earned during the first half of the fiscal year were paid in cash or, at the election of the non-employee director, shares of common stock on June 29, 2021. Each of Ms. Cochran and Messrs. Botha, D'Souza, Hazard and McMahon elected to be paid in shares of common stock for fees earned during the first half of the fiscal year ended January 31, 2022. The grant date fair value was calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”) based on the closing stock price at the grant date. The fees earned during the second half of the fiscal year will be paid in cash or shares of common stock, at the non-employee director’s election, on June 28, 2022, the date of our 2022 annual meeting of stockholders. If a director elects to be paid in shares, the number of shares of common stock granted to such director will be based on the VWAP of our common stock on the Nasdaq for the 30 trading days immediately prior to the grant date.
(2)    Represents the aggregate grant date fair value of RSUs granted on June 29, 2021, to each non-employee director eligible to receive an Annual Grant under the terms of our non-employee director compensation program and the 2016 Plan. The grant date fair value was computed in accordance with ASC 718 based on the closing stock price at the grant date.

The following table sets forth (a) the aggregate number of RSUs held by each non-employee director as of January 31, 2022 and (b) the aggregate number of options held by each non-employee director as of January 31, 2022.

Name	Total RSUs Held	Total Options Held
Archana Agrawal	1,391	—
Roelof Botha	629	—
Hope Cochran	629	49,000
Francisco D'Souza	1,508	—
Charles M. Hazard, Jr.	629	—
Tom Killalea	629	50,000
John McMahon	629	8,000
Dwight Merriman	1,823	171,625
Changes in Director Compensation
Our compensation committee and board of directors believe it is important to review director compensation from time to time to help ensure that the compensation levels of our directors are aligned with those of our peer companies, so that we may attract and retain the best possible candidates to serve on our board of directors. The director compensation program was reviewed in February 2021 by FW Cook, our independent compensation consultant. As disclosed in our proxy statement filed in connection with our 2021 annual meeting of stockholders, following this review, our board of directors approved increases to equity, compensation to address a competitive deficit relative to peer group median pay levels. The changes in director compensation were effective as of the 2021 annual meeting of stockholders.
In March 2022, the compensation committee again engaged FW Cook to assist in conducting a pay study analyzing the competitiveness of the company’s pay levels for non-employee directors. The pay study revealed that, on a “per-director” basis, MongoDB’s cash and equity compensation for directors falls below peer group median level, based on a review of publicly available peer group data. Please see the section titled “Use of Competitive Market Data” in our Compensation Discussion and Analysis for further information relating to the peer group companies used in the analysis.
Based on the findings of the pay study, and pursuant to the recommendation of the compensation committee, the board of directors approved increases in the award values of the Initial Grants and the Annual Grants for non-employee directors, from $390,000 to $410,000 and from $195,000 to $205,000, respectively. These compensation changes will be effective as of our 2022 annual meeting of stockholders.
Stock Ownership Guidelines
In 2019, to further align the interests of our directors with those of our stockholders, the board of directors adopted stock ownership guidelines for our non-employee directors. The guidelines require our existing directors and newly elected directors to acquire and hold shares of our common stock equal to at least five times the value of his or her cash board annual retainer within five years of the date the guidelines were adopted or five years of first joining the board of directors, respectively. All of our non-employee directors currently satisfy the ownership requirements.

PROPOSAL 2 – APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation Tables”).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation - Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 annual meeting of stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
Vote Required
The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Our board of directors recommends a vote FOR the approval of the non-binding resolution on named executive officer compensation.

EXECUTIVE OFFICERS

The following is information for our executive officers, as of the date of this proxy statement:

Name	Age	Position/Office Held With MongoDB
Dev Ittycheria	55	President, Chief Executive Officer and Director
Michael Gordon	52	Chief Operating Officer and Chief Financial Officer
Cedric Pech	49	Chief Revenue Officer
Mark Porter	56	Chief Technology Officer
Biographical information for Dev Ittycheria is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
Michael Gordon has served as our Chief Financial Officer since July 2015 and as our Chief Operating Officer since November 2018. Prior to joining us, Mr. Gordon worked at Yodle, Inc., a local online marketing company, where he served as the Chief Financial Officer from May 2009 and as the Chief Operating Officer and Chief Financial Officer from March 2014 until July 2015. Prior to joining Yodle, Mr. Gordon was a Managing Director in the Media and Telecom investment banking group at Merrill Lynch, Pierce, Fenner and Smith Incorporated, a financial services company, where he worked from 1996 to 2009. Mr. Gordon serves on the board of directors of UiPath, a public enterprise automation software company, and Share Our Strength, a non-profit, anti-hunger organization. Mr. Gordon received his A.B. from Harvard College and his M.B.A. from Harvard Business School.
Cedric Pech has served as our Chief Revenue Officer since February 2019. Before being appointed as Chief Revenue Officer, Mr. Pech led our Europe, Middle East and Africa sales divisions beginning in July 2017. Prior to joining us, Mr. Pech worked at Fuze, an enterprise global cloud communications and collaboration software platform, where he served as the Senior Vice President of Worldwide Sales from May 2015 until May 2017, and as General Manager, Europe, the Middle East and Africa, from April 2014 until May 2015. Mr. Pech completed his Classe Préparatoire at Lycée Bois Fleury Grenoble and received his M.B.A. from Montpellier Business School.
Mark Porter has served as our Chief Technology Officer since July 2020. Prior to joining us, Mr. Porter was Chief Technology Officer of Core Technology and Transport at Grab, Southeast Asia's super app that provides everyday services such as ride-hailing, food, package, grocery delivery, mobile payments and financial services to millions of people, from October 2018 to July 2020. Prior to joining Grab, Mr. Porter was a General Manager at Amazon Web Services, from May 2013 to October 2018, where he led the Relational Database Service (RDS), Amazon Aurora and RDS for PostgreSQL, the AWS Database Migration Service, and the AWS Schema Conversion Tool. Prior to Amazon, Mr. Porter held various roles including Chief Technology Officer of a division of NewsCorp and Vice President of Engineering at Oracle Corporation, as well as working at NASA/JPL and being an early member of the Oracle Database Kernel group. He has been professionally coding since he was 16 years old and founded and ran his own electronics services integration company. Mr. Porter previously served on our board of directors from February 2020 to July 2020. He also previously served on the board of directors of Splyt, a global mobility company, from May 2019 through June 2020, and as a board advisor to MariaDB, a database company, from March 2018 until January 2020. He holds a B.S. in Engineering and Applied Science from Caltech.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following compensation discussion and analysis describes the material elements of our executive compensation program for the fiscal year ended January 31, 2022. It also provides an overview of our compensation philosophy and objectives, our process for setting executive compensation and how the compensation committee arrived at the specific compensation decisions for our named executive officers for the fiscal year ended January 31, 2022, including the key factors considered.
Our named executive officers for the fiscal year ended January 31, 2022 were:
•Dev Ittycheria, President and Chief Executive Officer;
•Michael Gordon, Chief Operating Officer and Chief Financial Officer;
•Cedric Pech, Chief Revenue Officer; and
•Mark Porter, Chief Technology Officer.
Because we had only four executive officers during fiscal year 2022, all are considered named executive officers under SEC rules.
Business Highlights
Business Overview
MongoDB is the leading modern, general purpose database platform. Our robust platform enables developers to build and modernize applications rapidly and cost-effectively across a broad range of use cases. Organizations can deploy our platform at scale in the cloud, on-premise, or in a hybrid environment. Through our unique document-based architecture, we are able to address the needs of organizations for performance, scalability, flexibility and reliability while maintaining the strengths of legacy databases. Our business model combines the developer mindshare and adoption benefits of open source with the economic benefits of a proprietary software subscription business model.
Our core offerings are MongoDB Atlas and MongoDB Enterprise Advanced. MongoDB Atlas is our hosted multi-cloud database-as-a-service (“DBaaS”) offering that includes comprehensive infrastructure and management of our database. MongoDB Enterprise Advanced is our proprietary commercial database server offering for enterprise customers that can be run in the cloud, on-premise or in a hybrid environment. To encourage developer usage, familiarity and adoption of our platform, we offer Community Server as a “freemium” offering. Community Server is a free-to-download version of our database that does not include all of the features of our commercial platform. To support our database platform and increase customer retention, we provide professional services to our customers with the goal of making customers’ applications on our platform successful.
Fiscal Year 2022 Performance Summary
•Revenue. Total revenue was $873.8 million for the full year fiscal 2022, an increase of 48% year-over-year. Subscription revenue was $842.0 million, an increase of 49% year-over-year, and services revenue was $31.7 million, an increase of 27% year-over-year.
•Gross Profit. Gross profit was $614.3 million for the full year fiscal 2022, representing a 70% gross margin compared to 70% the prior year.
•Loss from Operations. Loss from operations was $289.4 million for the full year fiscal 2022, compared to a loss of $209.3 million in the prior year.
•Net Loss. Net loss was $306.9 million, or $4.75 per share, based on 64.6 million weighted-average shares outstanding, for the full year fiscal 2022. This compares to a net loss of $266.9 million, or $4.53 per share, based on 59.0 million weighted-average shares outstanding, in the prior year.

•MongoDB Atlas Revenue. Revenue from MongoDB Atlas, our cloud-hosted database-as-a-service offering, represented 56% of our total revenue for fiscal year 2022, compared to 46% in the prior year.
•Customers. As of January 31, 2022, we had over 33,000 customers across a wide range of industries and in over 100 countries, compared to over 24,800 customers and over 17,000 customers as of January 31, 2021 and 2020, respectively. All affiliated entities are counted as a single customer.
Executive Summary
Below are examples of our executive compensation practices that the compensation committee considers to be effective at driving performance and supporting long-term growth for our stockholders while mitigating risk, and other executive compensation practices in which we do not engage because they are inconsistent with the compensation committee’s philosophy and stockholder interests.

What We Do and What We Don't Do
We align executive compensation with the interests of our stockholders	✓
Strong Alignment between Bonus Payout and Performance. Our annual performance-based short-term bonus award opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives selected for their ability to drive operational and financial performance. These performance goals are comprised entirely of corporate performance objectives and do not include a qualitative component.

✓
Significant Long-term Equity Component. Equity awards are an integral part of our executive compensation program, and represent the most significant “at-risk” portion of compensation for named executive officers. Multi-year vesting periods for awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ. For fiscal year 2022, 94% of our Chief Executive Officer’s total reported compensation and an average of 86% of the total reported executive compensation for our other named executive officers was in the form of long-term equity incentive awards, as reported in the “Summary Compensation Table.”

Our executive compensation programs are designed to mitigate undue risk-taking by our executives and to foster long-term growth for our stockholders	✓
Claw back Policy. Our claw back policy provides for the recoupment of incentive-based compensation for our executive officers in certain circumstances where restatement of financial results is required.

	✓	Stock Ownership Guidelines. Each of our executive officers is subject to stock ownership requirements described in the “Stock Ownership Guidelines” section below.
✓
Cap Payouts. Our payments to named executive officers are capped under our performance-based annual bonus program. Except, the portion of the Chief Revenue Officer’s bonus tied to Net New ARR is calculated based on a percentage of the Company’s contract bookings and is not subject to a maximum payout. These commission payments are intended to provide incentive for our Chief Revenue Officer to continue to grow our business and generate revenues, and the rates of payment are set to provide challenging but achievable goals to motivate him.

We adhere to executive compensation best practices	✓	No Tax Gross-Ups. We do not provide our executive officers with tax gross-ups.
✓
Limited Executive Perquisites. We generally do not provide executive fringe benefits or perquisites such as car allowances to our executives, other than certain services related to cybersecurity, which we consider to be in our best interest.

✓
Engage an Independent Compensation Consultant. Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises our compensation committee on market trends and practices, including identifying a peer group of companies and their compensation practices, so that our compensation committee can regularly assess our individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

	✓	Anti-Hedging and Anti-Pledging. We prohibit hedging and pledging of MongoDB securities by our employees, directors and consultants.

Say-on-Pay Vote and Stockholder Engagement
At last year’s annual meeting of stockholders, approximately 78% of votes cast approved the “say-on-pay” proposal regarding the compensation awarded to named executive officers. We take the views of our stockholders seriously and view this result as an indication that the principles of our executive compensation program are supported by our stockholders. At our 2019 annual meeting, our stockholders also indicated their approval of the recommendation that we solicit a say-on-pay vote on an annual basis. We have adopted a policy that is consistent with that preference and, accordingly, we are holding a say-on-pay vote at our upcoming annual meeting. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2025.
In fiscal year 2022, we reached out to shareholders owning approximately 63% of our outstanding stock based on stock ownership level as of June 30, 2021, and had conversations with stockholders owning an aggregate of approximately 40% of our outstanding stock. Through this outreach, we solicited feedback on our executive compensation program, corporate governance and environmental and social impact issues. We appreciate and value the engagement of our stockholders. Feedback received from stockholders is shared with the Board and relevant committees and taken into account when considering proposed changes to corporate governance, compensation and other practices and disclosures. As a result of the feedback we’ve received and to better align the long-term interests of the Company and our executive officers with those of our stockholders, we have adopted performance-based equity awards for the annual long-term incentive grant program effective with the fiscal year 2023 annual award cycle. A meaningful portion of our executive officer compensation will be in the form of performance stock unit awards, with earn out tied to achievement of revenue and cash flow goals and vesting subject to service requirements.
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•attract, motivate, incentivize and retain a highly skilled team of executives who contribute to our long-term success;
•provide compensation packages to our executive officers that are competitive and reward the achievement of our financial, operational and strategic objectives; and
•effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Our executive compensation program has been designed to attract, retain and motivate talented executives. Accordingly, when setting individual executive compensation levels, the compensation committee generally aims to position target total direct compensation at levels that are competitive with other public and private companies in our industry and regions with whom we compete for talent. Further, our compensation committee tends to weight the target total direct compensation opportunities of our executive officers more heavily towards equity compensation. Target pay positioning may vary by individual depending on the experience level and performance of the executive and other factors, such as the demand for executives with certain skills and experience and the costs associated with recruiting qualified executives from other established companies.
Process for Setting Executive Compensation
Role of the Compensation Committee. Compensation decisions for our named executive officers are determined by the compensation committee, with input from our independent compensation consultant and, as appropriate, management (including our Chief Executive Officer, except in regard to his compensation). The compensation committee reviews the compensation of our named executive officers on an annual basis to ensure the executives are appropriately compensated and motivated, and makes adjustments as necessary.
Pursuant to its charter, the compensation committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our named executive officers and for reviewing and approving performance goals and objectives relevant to these compensation arrangements, and considering factors related to the performance of MongoDB. For additional information about the compensation committee, see the section titled “Board of Directors and Corporate Governance – Board Committees – Compensation Committee.”
Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the compensation committee (together with the board of directors) determines any adjustments to his compensation as well as awards to be granted, taking into account the Board's evaluation of the Chief Executive Officer’s performance. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
The compensation committee has the authority to obtain, at the expense of MongoDB, advice and assistance from its own advisors as it considers necessary or appropriate in the performance of its duties. For the fiscal year ended January 31, 2022, the compensation committee retained FW Cook to review and assess our executive compensation practices relative to market compensation practices and to provide market compensation data. For additional information on this engagement, see the section below titled “Role of the Compensation Consultant.”
Role of the Compensation Consultant. For fiscal year 2022, the scope of FW Cook’s engagement for the compensation committee included:
•reviewing the materials prepared for the compensation committee by management relative to fiscal year 2022 compensation for the named executive officers;
•advising the compensation committee on executive compensation trends;
•reviewing our market equity compensation practices, including the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) and the potential voting power dilution to our stockholders (our “overhang”);
•presenting market data and analysis to assist the compensation committee in setting target compensation for named executive officers;
•researching, developing and reviewing the compensation peer group used for fiscal year 2022 executive compensation benchmarking;
•advising on our non-employee director compensation program; and
•supporting other ad hoc matters throughout the year.
FW Cook reviewed and provided input on the Compensation Discussion and Analysis section of this proxy statement. In retaining FW Cook, the compensation committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. In addition, after review of information provided by each of the members of the compensation committee as well as information provided by FW Cook, the compensation committee determined that there were no conflicts of interest raised by their work with the compensation committee.
Role of Chief Executive Officer. In discharging its responsibilities, the compensation committee works with members of our management, including our Chief Executive Officer. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management's perspective on compensation matters. The compensation committee solicits and reviews our Chief Executive Officer's recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

The compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers. Our Chief Executive Officer recuses himself from all deliberations and recommendations regarding his own compensation.
The compensation committee has also delegated limited authority to the Chief Executive Officer to make equity grants to certain employees who are not executive officers.
Use of Competitive Market Data. For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies and is determined based on several factors, including industry classification and company size based on metrics such as revenue, market capitalization and headcount along with other qualitative factors.
In the third quarter of fiscal year 2021, the compensation committee, in consultation with FW Cook, reviewed the companies in our peer group to determine if adjustments were necessary based on strategic and company size alignment. As a result of this review, the compensation committee approved the following 15-company peer group for purposes of fiscal year 2022 compensation decisions:

Alteryx	Five9	Okta
Avalara	HubSpot	RingCentral
Cloudera	LogMeIn	Trade Desk
Coupa Software	New Relic	Twilio
Elastic N.V.	Nutanix	Zendesk
Avalara and Elastic N.V. were added to the peer group based primarily on their financial alignment with MongoDB and the comparable nature of their businesses. Rapid7 was removed from the peer group due to its low market capitalization relative to MongoDB. At the time of the compensation committee's approval of this peer group, MongoDB was at the 29th percentile in terms of revenue and at the 66th percentile in terms of market capitalization relative to the companies in this peer group. LogMeIn was acquired in fiscal year 2021 and, while its publicly disclosed pre-acquisition compensation data remained relevant for compensation comparisons for fiscal year 2022, it will be removed from the compensation benchmarking peer groups going forward.
The compensation committee referred to compensation data from this peer group in the first quarter of fiscal year 2022 to assist with the determination of compensation for our directors and executive officers. In addition, the compensation committee used survey data from a 2020 technology industry executive compensation survey to evaluate the competitive market when formulating its recommendation for the total direct compensation packages for our executive officers, including base salary, target bonus, and long-term incentive compensation opportunities. This survey provides compensation market intelligence and is widely used within the technology industry.
The compensation committee reviews the compensation peer group at least annually to make adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. In the third quarter of fiscal year 2022, the compensation committee made further adjustments to the peer group for purposes of fiscal year 2023 compensation determinations.

Executive Compensation Program Components for FY2022
Named executive officer compensation awarded in the fiscal year ended January 31, 2022 consisted of the following components.

Compensation Element	How Payout is Determined	Performance Measures	Purpose
Base Salary •Fixed •Paid in cash	Compensation committee determines salary; considers competitive market information, performance, criticality of role and potential impact	N/A	•Provides compensation at a level consistent with competitive practices •Reflects role, responsibilities, skills, experience and performance
Short-Term Performance-Based Bonus Awards •Variable •Paid in cash or in equity pursuant to our Senior Leadership Equity Bonus Program	Compensation committee determines executive bonus; considers performance against pre-established goals, with discretion to reduce executive bonus payout amounts	Net New Annual Recurring Revenue, Non-GAAP Operating Income, and Revenue	•Motivates and rewards executives for achievement of annual goals •Aligns management and stockholder interests by linking pay to performance
Long-term incentives in the form of RSUs •Variable •Paid in stock	Compensation committee determines amounts and terms of RSU grants for executive officers	Cash value of a unit as of the date of vesting is based on stock price on the date of vesting, and therefore linked to overall performance and the creation of value for our stockholders	•Serves a retention function •Aligns management and stockholder interests by facilitating management ownership and tying value of award at vesting to stock price at vesting
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers, and is an important element of compensation intended to attract and retain highly talented individuals. The compensation committee’s decisions on base salary levels for the named executive officers are primarily based on its review of competitive market information for comparable positions, the executive’s performance of his or her duties, the criticality of the executive’s role to the execution of corporate strategy and the executive’s potential to impact future business results. For our named executive officers other than our Chief Executive Officer, the compensation committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information. Base salaries are reviewed by our compensation committee annually and are adjusted from time-to-time as deemed appropriate.
In fiscal year 2022, there were no adjustments to base salaries for any of our named executive officers. Set forth below are the base salaries for each of the named executive officers for fiscal year 2022.

Named Executive Officer	Base Salary ($)
Dev Ittycheria	400,000
Michael Gordon	325,000
Cedric Pech	269,676(1)
Mark Porter	325,000
(1)    Mr. Pech’s base salary is paid in Swiss Francs (CHF) and, for the purposes of the table, is converted into U.S. dollars based on the exchange rate as of January 31, 2022 of 1.07 CHF to the U.S. dollar.
The actual base salary amounts paid to our named executive officers for fiscal year 2022 are set forth in the “Summary Compensation Table” below.

Short-Term Performance-Based Bonus Program
Our annual performance-based bonus program for named executive officers provides incentive compensation that is specifically designed to motivate our named executive officers to achieve pre-established company-wide priorities set by the board of directors and to reward them for results and achievements in a given year. The annual target bonus opportunities for our named executive officers are determined by the compensation committee in the first quarter of each fiscal year and expressed as a percentage of their annual base salary, with the potential bonus opportunity generally commensurate with each executive’s role and responsibilities. The bonus program has historically been paid out in cash; however, in an effort to further align their interests with that of our stockholders, beginning in fiscal year 2021 and continued for fiscal year 2022, our named executive officers and other senior executives had the opportunity to exchange their bonus cash compensation opportunity for an equity-based opportunity, pursuant to our Senior Leadership Equity Bonus Program, as more fully described below.
Target Award Opportunities. The target annual performance-based bonus award opportunities of our named executive officers were determined by the compensation committee in the first quarter of fiscal year 2022 and expressed as a percentage of their annual base salary, as follows:

Named Executive Officer	FY2021 Target Bonus Opportunity (%)	FY2022 Target Bonus Opportunity (%)	FY2022 Target Bonus Opportunity ($)
Dev Ittycheria	70	70	280,000
Michael Gordon	65	65	211,250
Cedric Pech	140	140	377,547(1)
Mark Porter	65	65	211,250
(1)    Mr. Pech’s bonus is paid in Swiss Francs (CHF) and, for the purposes of the table, is converted into U.S. dollars based on the exchange rate as of January 31, 2022 of 1.07 CHF to the U.S. dollar.
In fiscal year 2022, there were no adjustments to target bonus opportunities for any of our named executive officers.
Executive Bonus Goal Setting. The compensation committee approved the performance metrics and their relative weighting for fiscal year 2022 performance-based bonus awards in the first quarter of fiscal year 2022. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our board of directors and finalized in the first quarter of fiscal year 2022. For fiscal year 2022, the compensation committee again determined that the performance goals for our named executive officers would be comprised entirely of corporate performance goals. The compensation committee believes that these goals represent rigorous objectives for our named executive officers and align with stockholder interests. The named executive officers’ fiscal year 2022 performance-based bonus awards are tied to the achievement of these goals, as set forth below.

	Weighting
Company Performance Goal(1)	Named Executive Officers Other than Chief Revenue Officer(2)	Chief Revenue Officer(3)
Net New ARR	40%	65%
Non-GAAP Operating Income(4)	20%	15%
Revenue	40%	20%
(1)    The performance target (100% attainment) for each company performance goal is 100% of our fiscal year 2022 operating plan.
(2)    Our named executive officers, other than our Chief Revenue Officer, will only earn a bonus if the executive’s attainment in the aggregate is at least 83.3% of the performance target. For purposes of calculating the bonus payout amount, when the executive’s attainment exceeds the performance target, accelerators are triggered in order to reward the higher than expected performance, while decelerators are applied if the actual results are lower than the performance target. The payout range for the performance-based bonus awards (after applying the decelerator/accelerator factor) is 50-150% of the executive’s target bonus opportunity. Actual payouts for fiscal year 2022 are included in the “Summary Compensation Table” below.
(3)    Our Chief Revenue Officer will only earn the portion of his bonus that is tied to Revenue and Non-GAAP Operating Income performance if his combined attainment for the two goals is at least 83.3% of the performance target for these goals. For purposes of calculating the bonus payout amount that is tied to Revenue and Non-GAAP Operating Income performance, when the executive’s attainment exceeds the performance target, accelerators are triggered in order to reward the higher than expected performance, while decelerators are applied if the actual results are lower than the performance target. The payout range for the portion of his bonus that is tied to Revenue and Non-GAAP Operating Income performance (after applying the decelerator/accelerator factor) is 50-150% of the portion of his cash bonus opportunity attributed to Revenue and Non-GAAP Operating

Income. The portion of the Chief Revenue Officer's bonus tied to Net New ARR is calculated based on a percentage of the Company's contract bookings and is not subject to a maximum payout. These commission payments are intended to provide incentive for our Chief Revenue Officer to continue to grow our business and generate revenues, and the rates of payment are set to provide challenging but achievable goals to motivate him. Our Chief Revenue Officer's actual payout for fiscal year 2022 is included in the “Summary Compensation Table” below.
(4)    Non-GAAP operating income is defined as GAAP operating income adjusted for stock-based compensation expense and amortization of intangible assets and post-combination compensation expense associated with prior acquisitions.
FY2022 Bonus Payouts. For our named executive officers other than the Chief Revenue Officer, the compensation committee generally considers and approves actual performance-based bonus award payments for the first half of the fiscal year at their first meeting following July 31 of that fiscal year, and considers and approves actual performance-based bonus award payments for the second half of the fiscal year in the first quarter of the following fiscal year. When performance for the first half of the fiscal year is tracking at a level that is higher than 100% achievement, the compensation committee will typically approve the mid-year payouts based on 100% achievement, with any additional amounts earned to be paid when performance for the entire year is determined. Conversely, in the event the amounts determined and paid for the first half of the fiscal year are subsequently determined to be higher than the amounts earned based on full year performance, such excess amounts may be deducted from the year-end payouts at the committee’s discretion. For our Chief Revenue Officer, amounts are determined and paid on a quarterly basis. When revenue and non-GAAP operating income performance for the first three quarters of the fiscal year is tracking at a level that is higher than 100% achievement, the portion of his payment that is tied to revenue and Non-GAAP operating income performance will be paid based on 100% achievement, with any additional amounts earned to be paid with the fourth quarter payment, when performance for the entire year is determined.
In August 2021, the compensation committee approved payouts for the first half of fiscal year 2022 based on 100% achievement for all the named executive officers other than our Chief Revenue Officer, resulting in a bonus payout equal to 50% of these executives’ annual target bonus opportunities. While performance was tracking at a higher level overall for the corporate performance goals, the compensation committee determined that it was prudent to make these payments at the level described above until performance for the entire year could be determined, consistent with past practice. In March 2022, achievement of the corporate performance goals for fiscal year 2022 for these named executive officers was determined to be 122% of target in the aggregate resulting in a 150% payout due to accelerators. The compensation committee approved the actual bonus payments to these executives for fiscal year 2022, as set forth in the table below. Only the portion of each bonus set forth below that was earned in excess of the amount determined and paid in August 2021 (as described above) was paid in March 2022.
For our Chief Revenue Officer, the bonus was paid quarterly based on the performance metrics described above and in accordance with the terms of his fiscal year 2022 sales variable compensation plan set at the beginning of the fiscal year. For the portion of his payment that is tied to revenue and Non-GAAP operating income performance, the first three quarterly payments were paid based on 100% achievement, and additional amounts earned were paid with the fourth quarter payment. The actual bonus amount set forth below represents the aggregate amount of the quarterly payments earned pursuant to the plan. Achievement under the plan was determined to be 121% of his target in the aggregate, resulting in a 222% payout due to accelerators.

Named Executive Officer	FY2022 Target Bonus Opportunity ($)	FY2022 Bonus – Corporate Performance Achievement (%)	Actual Annual Bonus Earned ($)	Actual Annual Bonus (as a % of Target Bonus)
Dev Ittycheria	280,000	122	420,000(1)	150
Michael Gordon	211,250	122	316,875(1)	150
Cedric Pech	377,547(2)	121	837,186(2)	222(3)
Mark Porter	211,250	122	316,875(1)	150
(1)    Messrs. Ittycheria, Gordon and Porter were paid in restricted stock units in lieu of cash, pursuant to the Senior Leadership Equity Bonus Program described below.
(2)    Mr. Pech’s cash bonus is set and paid in Swiss Francs (CHF) and, for the purposes of the table, is converted into U.S. dollars based on the exchange rate as of January 31, 2022 of 1.07 CHF to the U.S. dollar.
(3)    Actual bonus earned, which represents the aggregate amount of quarterly payments earned by Mr. Pech over the year, differs from the actual bonus as a percentage of target amount due to rounding.

Senior Leadership Equity Bonus Program. In order to encourage our executives to increase their equity holdings and further align their interests with that of our stockholders, beginning in fiscal year 2021 and continuing for fiscal year 2022, the compensation committee approved a Senior Leadership Equity Bonus Program. Under this program, certain senior executives, including our executive officers, could elect, at the beginning of the fiscal year, to have their performance-based bonus award structured as a stock-settled award (the “bonus stock award”) in the form described below, rather than being paid in cash. Under the terms of the program, senior executives who elect to participate receive their annual incentive award as a bonus stock award will receive a restricted stock unit award that vests in two installments following the determinations of the bonus award achieved for the first half and second half of the fiscal year. The value of the bonus stock awards received by participants in the program is equal to 100% of the cash bonus exchanged, without premium, calculated based on the closing price of our common stock on a date shortly prior to the grant date.
Our Chief Executive Officer, Chief Operating Officer & Chief Financial Officer and Chief Technology Officer, elected to participate in the program.
Below are the details of the bonus stock awards issued to our Chief Executive Officer, Chief Operating Officer & Chief Financial Officer and Chief Technology Officer pursuant to the program.

Named Executive Officer	FY2022 Target Bonus Opportunity ($)	Target Number of Shares Granted Under FY2022 Bonus Stock Awards in Lieu of Cash Bonus(1)	Number of Shares Earned under Bonus Stock Awards in Lieu of Cash Payout(2)
Dev Ittycheria	280,000	878	1,318
Michael Gordon	211,250	663	994
Mark Porter	211,250	663	994
(1)    The target number of stock units to be awarded was determined by dividing the executive’s target bonus opportunity by $318.83, the closing stock price as of March 16, 2021.
(2)    Consistent with the cash bonus program, the executive may vest in up to 150% of the target number of shares underlying the bonus stock award, including the effect of the accelerators. For Mr. Ittycheria, 439 shares underlying his bonus stock award vested for the first half of fiscal year 2022 and 879 shares underlying the bonus stock award vested for the second half of fiscal year 2022. For Messrs. Gordon and Porter, 331 shares underlying their bonus stock award vested for the first half of fiscal year 2022 and 663 shares underlying the bonus stock award vested for the second half of fiscal year 2022. The first half vesting was capped at 100%, with additional amounts earned paid as part of the second half vesting, consistent with the methodology described above for the bonus compensation program.
The performance-based bonus award payments made to our named executive officers for fiscal year 2022 are set forth in the “Summary Compensation Table” below.
RSU Awards (Long-Term Incentive Compensation)
Long-term incentive compensation in the form of equity awards is an important tool for us to attract industry leaders of the highest caliber and to retain them for the long term. We provide long-term incentive compensation to ensure that a significant portion of named executive officer compensation is tied to our long-term results and increases in stockholder value. The majority of our named executive officers’ target total direct compensation opportunity in fiscal year 2022 was provided in the form of long-term equity awards. In fiscal year 2022, the compensation committee approved long-term incentive awards to our named executive officers consisting of RSUs.
In addition to the initial equity award that each executive officer receives upon being hired, the compensation committee also grants some or all of our executive officers additional equity awards each year as part of our annual review of our executive compensation program. The compensation committee, in consultation with the Chief Executive Officer (except in regard to his equity awards), determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, our philosophy of more heavily weighting equity compensation over cash compensation, individual performance, competitive factors including competition for technology executives, peer group data, the size and value of unvested and outstanding equity compensation already held by each executive officer, the total annual target cash compensation opportunity for each named executive officer and retention objectives.

The compensation committee approved annual long-term incentive awards, consisting of RSUs, to our named executive officers in fiscal year 2022. All executives received annual long-term incentive RSU grants on February 26, 2021.

Named Executive Officer	Time-Based RSUs (number of shares)	Aggregate Grant Date Fair Value ($)(1)
Dev Ittycheria	25,614(2)	9,885,211
Michael Gordon	12,225(2)	4,717,994
Cedric Pech	14,554(2)	5,616,825
Mark Porter	8,732(2)	3,369,941
(1)    The grant date fair value was computed in accordance with ASC 718 based on the closing stock price at the grant date, as reported on the Nasdaq.
(2)    Awards granted on February 26, 2021.
RSUs. Each RSU is the economic equivalent of one share of MongoDB’s common stock and is settled in shares of MongoDB’s common stock. The RSUs granted to Messrs. Ittycheria, Gordon and Pech for fiscal year 2022 are subject to time-based vesting over four years, with 1/16th of shares granted vesting each quarter following the vesting commencement date, contingent on their continued employment with us through each vesting date. The RSUs granted to Mr. Porter, are subject to time-based vesting over four years, with twenty percent (20%) of the shares subject to the award vesting in the second year in quarterly installments following the vesting commencement date, forty percent (40%) vesting in the third year in quarterly installments following the vesting commencement date and forty percent (40%) vesting in the fourth year in quarterly installments following the vesting commencement date, subject to his continued employment with us through each vesting date. The custom backloaded vesting schedule for Mr. Porter's 2022 grant was structured in consideration of current outstanding equity holdings, as significant award value is scheduled to vest from grants received upon initially stepping into role in 2020.
Equity Grant Practices. We have the following practices regarding equity compensation grants:
•We do not strategically time long-term incentive awards in coordination with the release of material non-public information and have never had a practice of doing so.
•We have never timed and do not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation.
•For equity grants granted to our directors at our 2021 annual meeting and executive officers and other employees for fiscal year 2022, we determine the number of shares based on a target dollar value, calculated using the 60-day VWAP of our stock on, or a few days prior to, the grant date. For equity grants to be granted to our non-employee directors at our 2022 annual meeting and to our executive officers and other employees for fiscal year 2023, we will determine the number of shares based on a target dollar value, calculated using the 30-day VWAP of our stock on, or a few days prior to, the grant date. We believe that using the VWAP mitigates the effect of any variations in stock price that may occur in the final minutes of trading if the closing price were used.
•The accounting for equity awards granted by us is compliant with accounting principles generally accepted in the United States and is disclosed in our annual and quarterly financial reports filed with the SEC.
Health and Welfare Plans
Our named executive officers are eligible to receive the same employee benefits that are generally available to all full-time employees in their respective jurisdictions, subject to the satisfaction of certain eligibility requirements.
For our US-based named executive officers (Messrs. Ittycheria, Gordon and Porter), these benefits include our health, dental and vision plans and life and disability insurance plans, on the same basis as any other salaried U.S. employees. In addition, we maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to the applicable annual limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). In fiscal year 2022, we did not provide an employer match on employee contributions.
For our Switzerland-based named executive officer, Cedric Pech, these benefits include our health, dental and vision plans and life and disability insurance plans, on the same basis as any other salaried Switzerland employees. In addition, we maintain a pension plan that provides benefits to Mr. Pech and other Switzerland-based employees, including old-age retirement pension or capital payment, death lump sum and pension to surviving partner, orphans’ pension and disability pension. Contributions to the pension are paid in part by us and in part by the employee, with contribution amounts dependent on an employee's salary and age.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, to help ensure the data privacy and cybersecurity of our executive officers and for recruitment and retention purposes.
Employment, Severance and Change in Control Agreements
Offer Letters and Employment Agreements
We have offer letters or employment agreements with each of our named executive officers. The offer letters and employment agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, initial target bonus, initial equity grant amount, eligibility for employee benefits and severance benefits upon a qualifying termination of employment. Each of our named executive officers has also executed our standard form of invention assignment, confidentiality and arbitration agreement. The key terms of employment with our named executive officers are described below.
Dev Ittycheria
We entered into an amended and restated offer letter with Dev Ittycheria, our President and Chief Executive Officer, dated September 29, 2017, as further amended and restated in December 2021 which sets forth the terms and conditions of his employment with us. Mr. Ittycheria’s annual base salary for the fiscal year ended January 31, 2022 was $400,000. Mr. Ittycheria is also eligible to receive an annual target bonus of 70% of his base salary pursuant to our bonus plan. Mr. Ittycheria’s employment is at will and may be terminated at any time, with or without cause.
The amended and restated offer letter agreement with Mr. Ittycheria provides that, if we terminate Mr. Ittycheria for any reason other than for “cause,” death or disability, or if Mr. Ittycheria resigns his position with us for “good reason” (as such terms are defined in his offer letter), Mr. Ittycheria would be entitled to receive payment of his then-current base salary for a period of 12 months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of 12 months following his termination date. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Ittycheria would also be entitled to receive (i) payment of his target cash bonus for a period of 12 months following his termination date, in addition to payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs (except if he previously elected to receive a bonus stock award in lieu of cash for such period), (ii) 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Ittycheria and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Ittycheria based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Ittycheria’s termination.
Michael Gordon
We entered into an amended and restated offer letter with Michael Gordon, our Chief Operating Officer and Chief Financial Officer, dated September 29, 2017, as further amended and restated in January 2022 which sets forth the terms and conditions of his employment with us. Mr. Gordon’s annual base salary for the fiscal year ended January 31, 2022 was

$325,000. Mr. Gordon is also eligible to receive an annual target bonus of 65% of his base salary pursuant to our bonus plan. Mr. Gordon’s employment is at will and may be terminated at any time, with or without cause.
The amended and restated offer letter agreement with Mr. Gordon provides that if we terminate Mr. Gordon for any reason other than for “cause,” death or disability, or Mr. Gordon resigns his position with us for “good reason” (as such terms are defined in his offer letter), Mr. Gordon would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following his termination date. In addition, in the event such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Gordon would also be entitled to receive (i) payment of his target cash bonus for a period of six months following his termination date, in addition to payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs (except if he previously elected to receive a bonus stock award in lieu of cash for such period), (ii) 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Gordon and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Gordon based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Gordon’s termination.
Mark Porter
We entered into an offer letter with Mark Porter, our Chief Technology Officer, dated June 27, 2020, as further amended and restated in December 2021 which sets forth the terms and conditions of his employment with us. Mr. Porter’s annual base salary for the fiscal year ended January 31, 2022 was $325,000. Mr. Porter is also eligible to receive an annual target bonus of 65% of his base salary pursuant to our bonus plan. Mr. Porter’s employment is at will and may be terminated at any time, with or without cause.
The offer letter agreement with Mr. Porter provides that if we terminate Mr. Porter for any reason other than for “cause,” death or disability, or Mr. Porter resigns his position with us for “good reason” (as such terms are defined in his offer letter), Mr. Porter would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following his termination date. In addition, in the event such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Porter would also be entitled to receive (i) payment of his target bonus for a period of six months following his termination date, in addition to payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs (except if he previously elected to receive a bonus stock award in lieu of cash for such period), (ii) 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Porter and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Porter based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Porter’s termination.
Cedric Pech
We entered into a Swiss-law governed employment agreement with Cedric Pech, our Chief Revenue Officer, dated February 6, 2019, as further amended and restated in January 2022, which set forth the terms and conditions of his employment with us. Mr. Pech’s annual base salary for the fiscal year ended January 31, 2022 was $269,676. Mr. Pech is also eligible to receive annual target sales compensation of 140% of his base salary pursuant to our variable compensation plan. The initial terms and conditions of Mr. Pech’s employment are set forth in his written employment agreement. Mr. Pech’s base salary and target sales compensation are set and paid in CHF and converted into U.S. dollars for purposes of these disclosures based on the exchange rate as of January 31, 2022 of 1.07 CHF to the U.S. dollar.
The employment agreement with Mr. Pech provides that, if we terminate Mr. Pech for any reason other than for “cause,” death or disability, or if Mr. Pech resigns his position with us for “good reason” (as such terms are defined in his employment agreement), Mr. Pech would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and an amount equal to six months of his then-current health insurance premium for a period of six months. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Pech would also be entitled to receive (i) payment of his target cash bonus for a period of six months following his termination date, in addition to payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs (except if he previously elected to receive a bonus stock award in lieu of cash for such period), (ii) 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Pech and acceleration of vesting of then-

outstanding performance-based unvested equity awards held by Mr. Pech based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Pech’s termination.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).
Additional Compensation Policies and Practices
Executive Officer Recoupment (“Claw back”) Policy

Our board of directors adopted a policy that provides for the recoupment of an executive officer’s incentive-based compensation in the event that we restate our financial results due to our material noncompliance with any financial reporting requirement, and such executive officer’s fraud, dishonesty, gross recklessness or gross negligence contributed to the need for such restatement, and the compensation earned by such executive officer was based on achieving financial results in excess of what could have been earned by such executive officer based on the restated financial results, in all cases as determined by our board of directors. The policy applies to incentive-based compensation granted or received after the effective date of the policy.

Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our employees, directors and consultants from pledging or engaging in hedging or similar transactions in our stock, such as prepaid variable forwards, equity swaps, collars, puts, calls and short sales.
Stock Ownership Guidelines
In 2019, the board of directors adopted stock ownership guidelines for our executive officers. The guidelines require that, within five years of the date the guidelines were adopted or five years of first becoming one of our executive officers, each executive officer own at least a number of shares of common stock equal to a multiple of the executive’s base salary, as follows:
•Chief Executive Officer: must hold shares of MongoDB common stock with a value equal to five times his base salary; and
•all other executive officers: must hold shares of MongoDB common stock with a value equal to three times their base salary.
The following shares of our common stock count towards compliance with the guidelines:
•shares owned by the executive officer;
•shares owned jointly by the executive officer and spouse;
•shares held in a trust established by the executive officer for the benefit of the executive officer and/or family members;

•shares equal to the number of vested deferred stock units credited to the executive officer under any arrangement maintained by us;
•shares credited to the executive officer’s 401(k) plan account; and
•vested shares of time-based restricted stock/restricted stock units.
Unvested and unearned performance-vesting shares/units, unvested restricted shares/units and unexercised stock options (whether vested or unvested) do not count towards director or executive officers’ compliance with the guidelines.
As of January 31, 2022, all of our executive officers were in compliance with our Stock Ownership Policy, other than Mark Porter who has five years from his employment start date, July 20, 2020, to meet the guidelines.
Compensation Risk Assessment
As part of its oversight of our executive compensation program, the compensation committee reviews and considers any potential risk implications created by its compensation awards. The compensation committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The compensation committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its continual risk assessment, the compensation committee notes the following attributes of the executive compensation program:
•the balance between fixed and variable compensation, short and long-term compensation, and cash and equity payouts; and
•regular review of the executive compensation program by an independent compensation consultant.
The compensation committee also has oversight over our responsibility to review all our compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. In consultation with management and FW Cook, in May 2022, the compensation committee assessed our compensation plans, policies and practices for named executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on MongoDB. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. The compensation committee conducts this assessment annually.

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers for our fiscal year ended January 31, 2022 in accordance with SEC rules.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Dev Ittycheria President and Chief Executive Officer	2022	400,000	10,135,257(3)	—	31,500(4)	10,566,757
	2021	400,000	8,096,935	—	31,500	8,528,435
	2020	400,000	8,526,198	406,000	26,922	9,359,120
Michael Gordon Chief Operating Officer and Chief Financial Officer	2022	325,000	4,906,810(3)	—	31,500(4)	5,263,310
	2021	325,000	3,911,374	—	31,500	4,267,874
	2020	325,000	4,584,799	306,313	26,686	5,242,798
Cedric Pech Chief Revenue Officer(5)	2022	269,676	5,616,825	837,186	135,845(6)	6,859,532
	2021	282,277	3,398,386	534,787	115,831	4,331,281
	2020	259,594	2,227,342	462,336	146,009	3,095,281
Mark Porter Chief Technology Officer	2022	325,000	3,558,757(3)	—	31,500(4)	3,915,257
	2021	188,605	8,745,267	159,931	17,375	9,111,178
(1)    The amounts in this column represent the value of equity awards granted during the year. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers. Equity awards granted during each year include: (a) awards of time-based RSUs and (b) awards of PSUs pursuant to the Senior Leadership Equity Bonus Program, each granted under the 2016 Plan. RSU and PSU awards are valued based on the closing price of our Class A common stock on the grant date in accordance with ASC 718. In valuing the PSU awards, we assumed the probable achievement of the target levels for the performance goals.
(2)    For executives other than Mr. Pech, represents annual performance-based cash bonus awards. The amounts reported represent performance-based cash bonus awards earned by the named executive officer based on the achievement of certain company goals and the individual's target bonus amount. Bonus awards are paid semi-annually, based on the achievement of the company objectives set at the beginning of the fiscal year. For fiscal year 2022, Messrs. Ittycheria, Gordon and Porter did not receive a performance-based cash bonus award, as they elected to be paid in equity in lieu of cash. Please see the section titled “Senior Leadership Equity Bonus Program” in our Compensation Discussion and Analysis for additional details. For Mr. Pech, the amount reported represents compensation earned by Mr. Pech based on the achievement of certain company objectives and sales targets under our sales variable compensation plan, which were set at the beginning of the fiscal year. Bonus compensation for Mr. Pech was paid quarterly. Please see the section titled “Short-Term Performance-Based Bonus Program” in our Compensation Discussion and Analysis for additional details.
(3)    Includes an award of PSUs granted pursuant to the executive's election to receive a bonus stock award under the Senior Leadership Equity Bonus Program in lieu of fiscal year 2022 non-equity incentive compensation. For Mr. Ittycheria, includes 878 PSUs with a grant date fair value of $250,046. For Messrs. Gordon and Porter includes 663 PSUs with a grant date fair value of $188,816. Assuming that maximum performance is achieved under the program, the value of the awards made to Messrs. Ittycheria, Gordon and Porter at the date of grant would have been $375,353, $283,081 and $283,081, respectively. Please see the section titled “Senior Leadership Equity Bonus Program” in our Compensation Discussion and Analysis and the “Grants of Plan-Based Awards” table for additional details.
(4)    Represents expenses incurred by us related to a cybersecurity assessment and related services (“Cybersecurity Services”) at the executive’s personal residence.
(5)    Mr. Pech’s cash compensation was paid in CHF and, for the purposes of the table, converted into U.S. dollars based on the exchange rate as of January 31, 2022 of 1.07 CHF to U.S. dollar for fiscal year 2022 (except for the Cybersecurity Services which were paid in U.S. dollars). Values for fiscal year 2021 were calculated based on the exchange rate of January 31, 2021 of 1.12 CHF to U.S. dollar (except for the Cybersecurity Services which were paid in U.S. dollars). Values for fiscal year 2020 were calculated based on the exchange rate as of January 31, 2020 of 1.03 CHF to U.S. dollar (except for the Cybersecurity Services which were paid in U.S. dollars).
(6)    Represents (a) a monthly housing and health coverage allowance of $38,828, (b) a health allowance of $5,650, (c) $31,500 of expenses incurred by us for Cybersecurity Services at the executive’s personal residence, (d) employer contributions to a Swiss pension (defined contribution) plan of $57,895 and (e) life insurance (or similar risk insurance) premiums paid by us of $1,972.

Grants of Plan-Based Awards
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended January 31, 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)	Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date(1)	Award Type	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Dev Ittycheria	4/7/2021	PSU	—	439	878	1,318	—	250,046
	2/26/2021	RSU	—	—	—	—	25,614	9,885,211
Michael Gordon	4/7/2021	PSU	—	332	663	994	—	188,816
	2/26/2021	RSU	—	—	—	—	12,225	4,717,994
Cedric Pech	—	Annual Cash	377,547(5)	—	—	—	—	—
	2/26/2021	RSU	—	—	—	—	14,554	5,616,825
Mark Porter	4/7/2021	PSU	—	332	663	994	—	188,816
	2/26/2021	RSU	—	—	—	—	8,732	3,369,941
(1)    The time-based RSUs granted to our named executive officers were granted to Messrs. Ittycheria, Gordon, Pech and Porter on February 26, 2021 under the 2016 Plan. The PSUs granted to our named executive officers were granted to Messrs. Ittycheria, Gordon and Porter on April 7, 2021 under the 2016 Plan pursuant to the Senior Leadership Equity Bonus Program (see “Outstanding Equity Awards at Fiscal Year-End” below).
(2)    For Mr. Pech, our Chief Revenue Officer, the amount represents his target bonus amount under our sales variable compensation plan. Compensation for Mr. Pech was paid quarterly, based on the achievement of corporate goals and sales targets set at the beginning of the fiscal year. Actual payouts are reported in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
(3)    Amounts represent the threshold, target and maximum number of shares that could be earned pursuant to the Senior Leadership Equity Bonus Program in lieu of fiscal year 2022 non-equity incentive compensation.
(4)    For time-based RSU awards, the grant date fair value was computed in accordance with ASC 718 based on the stock price at the grant date. PSU awards are valued based on the fair value on the grant date. In valuing the PSU awards, we assumed the probable achievement of the target levels for the performance goals. Assuming that maximum performance is achieved under the program, the value of the PSU awards made to Messrs. Ittycheria, Gordon and Porter at the date of grant would have been $375,535, $283,081 and $283,081, respectively. The stock price at the grant date was based on the closing price per share of our common stock on the grant date, as reported on the Nasdaq as follows: February 26, 2021 ($385.93) and April 7, 2021 ($284.79). RSUs for Messrs. Ittycheria, Gordon, and Pech will vest in quarterly installments over four years. RSUs for Mr. Porter will vest quarterly, as follows: 20% in the second year, 40% in the third year and 40% in the fourth year. PSUs for Messers. Ittycheria, Gordon and Porter vested in two installments on October 1, 2021 and April 1, 2022, following the determinations of the bonus award achieved for the first half and second half of the fiscal year.
(5)    Mr. Pech’s cash bonus target is set and paid in CHF and, for the purposes of the table, converted into U.S. dollars based on the exchange rate as of January 31, 2022 of 1.07 CHF to the U.S. dollar.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2022. All awards were granted under our 2008 Stock Plan (the “2008 Plan”) or the 2016 Plan.

			Option Awards				Stock Awards
Name	Grant Date(1)	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unites or Other Rights That Have Not Vested ($)(3)(4)
Dev Ittycheria	9/12/2014	ISO	57,469	6,386	6.50	9/12/2024	—	—	—	—
	9/12/2014	NQ	82,873	—	6.50	9/12/2024	—	—	—	—
	9/12/2014	NQ	200,000	—	6.50	9/12/2024	—	—	—	—
	4/13/2016	NQ	750,000	—	6.50	4/13/2026	—	—	—	—
	4/20/2018	RSU	—	—	—	—	14,000	5,671,540	—	—
	3/18/2019	RSU	—	—	—	—	19,311	7,823,079	—	—
	2/27/2020	RSU	—	—	—	—	29,313	11,874,989	—	—
	2/26/2021	RSU	—	—	—	—	20,812	8,431,149	—	—
	4/7/2021	PSU	—	—	—	—	—	—	878	356,092
Michael Gordon	7/15/2015	NQ	18,859	—	6.50	7/15/2025	—	—	—	—
	4/13/2016	NQ	200,000	—	6.50	4/13/2026	—	—	—	—
	4/20/2018	RSU	—	—	—	—	7,500	3,038,325	—	—
	3/18/2019	RSU	—	—	—	—	10,384	4,206,662	—	—
	2/27/2020	RSU	—	—	—	—	13,886	5,625,357	—	—
	2/26/2021	RSU	—	—	—	—	9,933	4,023,958	—	—
	4/7/2021	PSU	—	—	—	—	—	—	663	256,435
Cedric Pech	5/31/2018	RSU	—	—	—	—	1,250	506,388	—	—
	2/5/2019	RSU	—	—	—	—	7,170	2,904,639	—	—
	2/27/2020	RSU	—	—	—	—	12,729	5,156,645	—	—
	2/26/2021	RSU	—	—	—	—	11,826	4,790,831	—	—
Mark Porter	6/29/2020	RSU	—	—	—	—	17,220	6,975,994	—	—
	2/26/2021	RSU	—	—	—	—	8,734	3,537,421	—	—
	4/7/2021	PSU	—	—	—	—	—	—	663	256,435
(1)    On April 13, 2016, we amended the exercise prices of all of our outstanding option awards previously granted at an exercise price greater than $6.50 to $6.50.
(2)    The RSUs granted to Messrs. Ittycheria and Gordon on April 20, 2018 vest quarterly, measured from April 1, 2018, as follows: 10% of the RSUs vest in the first year, 20% of the RSUs vest in the second year, 30% of the RSUs vest in the third year, and 40% of the RSUs vest in the fourth year. The RSUs granted to Mr. Pech on May 31, 2018 vest in equal quarterly installments over four years measured from July 1, 2018. The RSUs granted to Mr. Pech on February 5, 2019 and to Messrs. Ittycheria and Gordon on March 18, 2019 vest in equal quarterly installments over four years measured from April 1, 2019. RSUs granted to Messrs. Ittycheria, Gordon and Pech on February 27, 2020 vest quarterly, measured from April 1, 2020. PSUs granted to Messrs. Ittycheria and Gordon on April 7, 2020 vest based on performance. RSUs granted to Mr. Porter on June 29, 2020 vest quarterly, measured from July 1, 2020 as follows: 40% of the RSUs will vest in the first year, 30% of the RSUs will vest in the second year, 15% of the RSUs will vest in the third year, and 15% of the RSUs will vest in the fourth year. RSUs granted to Messrs. Ittycheria, Gordon and Pech on February 26, 2021 vest quarterly, measured from April 1, 2021. RSUs granted to Mr. Porter on February 26, 2021 vest quarterly, measured from April 1, 2021 as follows: 20% of the RSUs will vest in the second year, 40% of the RSUs will vest in the third year, and 40% of the RSUs will vest in the fourth year. PSUs granted to Messrs. Ittycheria, Gordon and Porter on April 7, 2021 vest based on performance.
(3)    Market value is calculated based on the closing price of our common stock on January 31, 2022, as reported on the Nasdaq.

(4)    All unvested shares of common stock underlying these awards will accelerate and vest in full if the executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the executive officer’s offer letter or employment agreement) in connection with, or within three months prior to or 12 months following, a change of control of MongoDB.
(5)    PSUs were granted to Messrs. Ittycheria, Gordon and Porter pursuant to the Senior Leadership Equity Bonus Program in lieu of fiscal year 2022 non-equity incentive compensation. The PSUs vested in two installments on October 1, 2021 and April 1, 2022, following the determinations of the bonus award achieved for the first half and second half of the fiscal year. Amounts reported represent maximum achievement (150%) of performance goals for the second half of the fiscal year based on actual fiscal year 2022 corporate performance achievement exceeding the target level.
Option Exercises and Stock Vested
The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the fiscal year ended January 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dev Ittycheria	661,308	233,598,958	88,105	36,376,662
Michael Gordon	100,000	38,813,711	46,650	19,198,971
Cedric Pech	34,375	11,489,582	16,620	6,898,943
Mark Porter	—	—	13,726	5,435,891
(1)    The value realized on exercise is calculated as the difference between the market value of our common stock underlying the options on the date of exercise and the applicable exercise price of those options. The value does not reflect actual proceeds received.
(2)    The value realized on vesting is calculated by multiplying the number of shares of common stock by the market value of our common stock on the applicable vesting date and does not reflect actual proceeds received.

Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective offer letters or employment agreement, as described above under the section titled, “Employment, Severance and Change in Control Agreements,” assuming their employment was terminated as of January 31, 2022, including in connection with a change in control as of January 31, 2022. There are no potential payments or benefits in the case of termination for cause, voluntary termination, disability or death.

Name	Termination	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards(1) ($)	Continuation of Insurance Coverage ($)	Total ($)
Dev Ittycheria	Termination Without Cause or Resignation for Good Reason	400,000	—	—	34,152	434,152
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(2)	400,000	420,000	39,069,250	34,152	39,923,402
Michael Gordon	Termination Without Cause or Resignation for Good Reason	162,500	—	—	—	162,500
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(2)	162,500	316,875	17,028,799	—	17,508,174
Cedric Pech(3)	Termination Without Cause or Resignation for Good Reason	134,838	—	—	2,881	137,719
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(2)	134,838	1,025,960	13,358,502	2,881	14,522,181
Mark Porter	Termination Without Cause or Resignation for Good Reason	162,500	—	—	17,076	179,576
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(2)	162,500	316,875	10,647,911	17,076	11,144,362
(1)    The value of accelerated vesting of unvested RSUs and PSUs is based upon the closing price of our common stock on January 31, 2022, as reported on the Nasdaq, multiplied by the number of units. The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on January 31, 2022, as reported on the Nasdaq, and the exercise price per option multiplied by the number of unvested options.
(2)    Represents change in control (as defined in MongoDB Inc.'s Amended and Restated 2016 Equity Incentive Plan) severance benefits based on a double-trigger arrangement, which assumes the executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the executive officer’s employment agreement, in the case of Mr. Pech, or offer letter in the case of the other executive officers) in connection with, or within three months prior to or 12 months following, a change of control of MongoDB.
(3)    Mr. Pech’s potential non-equity payments and benefits are set in CHF and, for the purposes of the table, converted into U.S. dollars based on the exchange rate as of January 31, 2022 of 1.07 CHF to the U.S. dollar.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the section titled “Compensation and Discussion Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into MongoDB’s annual report on Form 10-K for the fiscal year ended January 31, 2022.
Respectfully submitted by the members of the compensation committee of the board of directors:

The Compensation Committee

Francisco D'Souza (Chair)
Archana Agrawal
Tom Killalea
John McMahon

The material in this report is not “soliciting material,” is not deemed “filed” with, the SEC and is not to be incorporated by reference in any filing of MongoDB under the Securities Act or the Exchange Act, other than our Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer).
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We identified our median compensated employee from all full-time and part-time workers who were included as employees on our payroll records as of a determination date of December 1, 2021, based on base salary, bonuses, commissions, allowances and equity awards earned during fiscal year 2022. Conforming adjustments were made for employees who were hired during that period and did not receive pay for the full period, and international employees’ pay was converted to U.S. dollar equivalents using exchange rates as of the determination date.
The fiscal year 2022 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $10,566,757, as reported in the Summary Compensation Table of this proxy statement. The fiscal year 2022 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $249,910. The ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation for fiscal year 2022 is 42 to 1.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of January 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	5,818,070	$7.46	12,986,165
Equity plans not approved by stockholders	—	—	—
(1)    Includes the 2008 Plan and the 2016 Plan, but does not include future rights to purchase shares under our 2017 Employee Stock Purchase Plan (“ESPP”), which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.
(2)    The weighted average exercise price is calculated based solely on outstanding stock options and does not take into account stock underlying restricted stock units, which have no exercise price.
(3)    Includes the 2016 Plan and ESPP. Stock options or other stock awards granted under the 2008 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2016 Plan. The 2016 Plan provides that the total number of shares reserved of common stock reserved for issuance thereunder will be automatically increased, on February 1st of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors or a committee thereof. Our ESPP provides that the number of shares of our common stock reserved for issuance thereunder will automatically increase on February 1st of each calendar year by the lesser of (a) 1% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of the automatic increase and (b) 995,000 shares; provided that the board of directors or a committee thereof may determine that such increase will be less than the amount set forth above. Accordingly, on February 1, 2022, the number of shares of our common stock available for issuance under our 2016 Plan and our ESPP increased by 3,372,218 shares and 674,444 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022 and has further directed that management submit this selection for ratification by the stockholders at the meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present during the meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of MongoDB and its stockholders.
Vote Required
An affirmative vote from holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table provides the aggregate fees for services provided by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2022 and 2021.

	Fiscal Years Ended January 31,
	2022	2021
Audit fees(1)	$2,737,000	$2,167,000
Audit-related fees(2)	—	48,000
Tax fees	—	—
All other fees(3)	4,230	3,950
Total fees	$2,741,230	$2,218,950
(1)    Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with regulatory filings.
(2)    Audit-related fees primarily consist of additional audit procedures associated with the adoption Accounting Standards Updated (“ASU”) No. 2020-06, Debt with Conversion and other Options for fiscal year 2021.
(3)    All other fees billed for the fiscal years ended January 31, 2022 and 2021 were related to fees for access to online accounting and tax research software.

Pre-Approval Policies and Procedures
Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairperson of the audit committee. The chairperson must update the audit committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
All of the services provided by PricewaterhouseCoopers LLP for our fiscal year ended January 31, 2022, described in the Principal Accountant Fees and Services table above, were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Our board of directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2022 with the management of MongoDB. The audit committee has discussed with MongoDB’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in MongoDB’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022, for filing with the SEC.
The Audit Committee

Hope Cochran (Chair)
Roelof Botha
Charles M. Hazard, Jr.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of MongoDB under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of April 29, 2022, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (b) by each of our directors and director nominees, (c) by each of our named executive officers and (d) by all of our current executive officers, directors and director nominees as a group.
The percentage of shares beneficially owned shown in the table is based on 68,061,063 shares of our common stock outstanding as of April 29, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding any shares of our common stock subject to options held by such person that are currently exercisable or exercisable within 60 days of April 29, 2022 and any shares of common stock issuable upon the vesting of RSUs within 60 days after April 29, 2022. However, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 4 filed with the SEC.
Except as otherwise noted below, the address for persons listed in the table is c/o MongoDB, Inc., 1633 Broadway, 38th Floor, New York, New York 10019.
Certain Beneficial Owners

	Shares Beneficially Owned
	Common Stock
Name of Beneficial Owner - 5% or Greater Stockholders:	Number of Shares	Ownership %
T. Rowe Price(1)	7,161,197	10.5
Capital World Investors(2)	6,533,592	9.6
The Vanguard Group(3)	5,849,023	8.6
BlackRock, Inc.(4)	5,739,738	8.4
FMR, LLC(5)	5,146,924	7.6

Named Executive Officers, Directors and Director Nominees

	Shares Beneficially Owned
	Common Stock
Named Executive Officers and Directors	Number of Shares	Ownership %
Archana Agrawal(6)	1,194	*
Roelof Botha(7)	243,572	*
Hope Cochran(8)	52,913	*
Francisco D’Souza(9)	2,629	*
Michael Gordon(10)	279,322	*
Charles M. Hazard, Jr.(11)	68,694	*
Dev Ittycheria(12)	1,076,134	1.6
Tom Killalea(13)	98,722	*
John McMahon(14)	50,396	*
Dwight Merriman(15)	2,027,836	3.0
Cedric Pech(16)	37,768	*
Mark Porter(17)	2,117	*
All executive officers and directors as a group (12 persons)(18)	3,941,297	5.7
*    Represents beneficial ownership of less than 1%.
(1)    Based upon the information provided by T. Rowe Price Associates, Inc. (“T. Rowe Price”) in a Schedule 13G/A filed on February 14, 2022, and reporting ownership as of December 31, 2021. The principal business address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price has sole voting power over 3,152,175 shares of common stock, shared voting power over zero shares of common stock, sole dispositive power over 7,161,197 shares of common stock and shared dispositive power over zero shares of common stock.
(2)    Based upon the information provided by Capital World Investors (“Capital World”) in a Schedule 13G/A filed on February 11, 2022, and reporting ownership as of December 31, 2021. The principal business address of Capital World is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071. Capital World has sole voting power over 6,533,592 shares of common stock, shared voting power over zero shares of common stock, sole dispositive power over 6,533,592 shares of common stock and shared dispositive power over zero shares of common stock.
(3)    Based upon the information provided by The Vanguard Group - 23 - 1945930 (“Vanguard”) in a Schedule 13G/A filed on February 10, 2022, and reporting ownership as of December 31, 2021. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power over zero shares of common stock, shared voting power over 59,814 shares of common stock, sole dispositive power over 5,711,540 shares of common stock and shared dispositive power over 137,483 shares of common stock.
(4)    Based upon the information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A filed on February 8, 2022, and reporting ownership as of December 31, 2021. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock has sole voting power over 5,338,972 shares of common stock, shared voting power over zero shares of common stock, sole dispositive power over 5,739,738 shares of common stock and shared dispositive power over zero shares of common stock.
(5)    Based upon the information provided by FMR LLC (“FMR”) in a Schedule 13G/A filed on February 9, 2022, and reporting ownership as of December 31, 2021. The principal business address of FMR is 245 Summer Street, Boston, MA 02210. FMR has sole voting power over 1,153,305 shares of common stock, shared voting power over zero shares of common stock, sole dispositive power over 5,146,924 shares of common stock and shared dispositive power over zero shares of common stock.
(6)    Consists of (a) 565 shares of common stock owned directly by Ms. Agrawal and (b) 629 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.
(7)    Consists of (a) 129 shares of common stock owned directly by Mr. Botha, (b) 242,814 shares of common stock owned by estate planning vehicles for the benefit of Mr. Botha and (c) 629 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.
(8)    Consists of (a) 4,284 shares of common stock owned directly by Ms. Cochran, (b) 48,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 29, 2022 and (c) 629 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.
(9)    Consists of (a) 2,000 shares of common stock owned directly by Mr. D’Souza and (b) 629 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.
(10)    Consists of (a) 56,463 shares of common stock owned directly by Mr. Gordon, (b) 4,000 shares of common stock held by immediate family members of Mr. Gordon and (c) 218,859 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 29, 2022.

(11)    Consists of (a) 51,720 shares of common stock owned directly by Mr. Hazard, (b) 16,345 shares of common stock owned by The Narragansett Bay Children’s Trust, of which Mr. Hazard is a Trustee and (c) 629 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.
(12)    Consists of (a) 124,484 shares of stock owned directly by Mr. Ittycheria and (b) 951,650 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 29, 2022.
(13)    Consists of (a) 28,093 shares of common stock owned directly by Mr. Killalea, (b) 50,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 29, 2022, (c) 5,000 shares of common stock owned by the UAISLE Trust U/A DTD 11/15/2021 for the benefit of his children, (d) 5,000 shares of common stock owned by the BREOGA Trust U/A DTD 11/15/2021 for the benefit of his children, (e) 5,000 shares of common stock owned by the CEANSA Trust U/A DTD 11/15/2021 for the benefit of his children, (f) 5,000 shares of common stock owned by the AOGALL Trust U/A DTD 11/15/2021 for the benefit of his children and (g) 629 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.
(14)    Consists of (a) 11,747 shares of common stock owned directly by Mr. McMahon, (b) 30,020 shares of common stock owned by the John D. McMahon 1995 Trust, (c) 8,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 29, 2022 and (d) 629 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.
(15)    Consists of (a) 1,321,561 shares of common stock owned directly by Mr. Merriman, (b) 550,896 shares of common stock held by The Dwight A. Merriman 2012 Trust for the benefit of his children, (c) 154,750 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 29, 2022 and (d) 629 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.
(16)    Consists of (a) 6,625 shares of common stock owned by Mr. Pech and (b) 31,143 shares of common stock owned by KW Investments SRL, an Italian limited liability company owned by Mr. Pech and his spouse.
(17)    Consists of 2,117 shares of common stock owned directly by Mr. Porter.
(18)    Consists of (a) 2,505,006 shares of common stock, (b) 1,431,259 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 29, 2022 and (c) 5,032 shares of common stock issuable upon the vesting of RSUs within 60 days of April 29, 2022.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the virtual annual meeting of stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investors.mongodb.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 is available without charge upon written request to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary.

MONGODB, INC.
499 HAMILTON AVE
PALO ALTO, CA 94301

SCAN TO
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78027-P66696

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONGODB, INC.

The Board of Directors recommends you vote FOR ALL of the following director nominees:

	For All	Withhold All	For All Except
1. Election of three Class II directors, each to serve until our Annual Meeting of Stockholders in 2025.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Francisco D'Souza
02) Charles M. Hazard, Jr.
03) Tom Killalea

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D78028-P66696

MONGODB, INC.
Annual Meeting of Stockholders
June 28, 2022 10:00 A.M. ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dev Ittycheria, Michael Gordon and Andrew Stephens, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of MONGODB, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. ET on June 28, 2022, at www.virtualshareholdermeeting.com/MDB2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side